Exhibit 10.1

ASSET PURCHASE AGREEMENT

DATED AS OF JANUARY 31, 2009

BY AND BETWEEN

INSITUFORM TECHNOLOGIES, INC.,

TBC ACQUISITION CORP.

AND

THE BAYOU COMPANIES, LLC

i

(continued)

(continued)

		Page

ARTICLE VI

Post-Closing Covenants

Section 6.1	General	54
Section 6.2	Employees	54
Section 6.3	Noncompetition; Nonsolicitation; Confidentiality	54
Section 6.4	Taxes; Prorations	56
Section 6.5	Further Assurances; Power of Attorney	58
Section 6.6	Environmental Permit Matters	59
Section 6.7	Name Change	59

ARTICLE VII

Conditions to Obligation to Close; Financing and Diligence

Section 7.1	Conditions to Buyer’s and ITI’s Obligation	59
Section 7.2	Conditions to Seller’s Obligation	61
Section 7.3	Financing	62
Section 7.4	Minority Interests in Related Entities	63

ARTICLE VIII

Remedies for Breaches of this Agreement

Section 8.1	Survival of Representations and Warranties	63
Section 8.2	Indemnification by Seller	64
Section 8.3	Limit on Seller’s Indemnity	64
Section 8.4	Indemnification by the Buyer Parties	65
Section 8.5	Calculation	65
Section 8.6	Indemnification Procedures	65
Section 8.7	Escrow Fund	66

ARTICLE IX

Termination

Section 9.1	Termination of Agreement	67
Section 9.2	Effect of Termination	67

(continued)

List of Schedules

Schedule No.	Name of Schedule
1(a)	Facilities
2.1(d)	Assigned Contracts
2.4(a)	Paid Excluded Liabilities
2.5	Holdback Consideration
2.6(b)	Working Capital Principles and Procedures
2.8	Allocation Statement
3.2	Seller Required Governmental Approvals
3.3	Non-Contravention
3.4(a)	Ownership
3.4(b)	Other Equity Securities
3.4(c)	Joint Ventures
3.5	Sufficiency of Assets
3.6(d)	Required Consents
3.6(f)	Condition of Purchased Assets
3.6(g)	Personal Property
3.6(h)	Material Leases
3.6(i)	Owned Real Property
3.6(j)	Leased Real Property
3.7(l)	Affiliated Lessors
3.7(m)	Tenants at Owned Real Property
3.7(n)	Material Repairs
3.7(r)	Flood Plain
3.8	Material Contracts
3.9(a)	Intellectual Property
3.9(b)	Patents
3.9(c)	CCSI Intellectual Property
3.9(d)	Title to Intellectual Property and Technology
3.9(e)	Licenses of Intellectual Property
3.10	Inventory Matters
3.11(a)	Top 20 Customers and Suppliers
3.11(b)	Customer and Supplier Matters
3.12(b)	Warranty Claims
3.13	Financial Statements
3.14	Absence of Changes
3.15	Employees
3.16	Labor Issues
3.17	Benefit Plans
3.18	Litigation
3.19	Compliance with Laws
3.20(a)	Business Governmental Approvals
3.20(b)	Business Governmental Approval Issues
3.20(c)	Applications for Governmental Approvals
3.21	Environmental Matters

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3.22	Tax Matters
3.23	Insurance
3.24	Accounts Receivable Matters
3.25	Intercompany Arrangements
4.2	Buyer Required Governmental Approvals
5.10	Environmental Actions
6.2	Transfer Procedures for Employees

List of Exhibits

Exhibit	Name of Exhibit
A	Form of Assignment Agreement

B	Form of FIRPTA Affidavit

C	Form of Escrow Agreement

D	Parishes and Counties

E	Form of Lease Extension Agreement

ASSET PURCHASE AGREEMENT

THIS ASSET PURCHASE AGREEMENT (this “Agreement”) is entered into as of January 31, 2009, by and among Insituform Technologies, Inc., a Delaware corporation (“ITI”), TBC Acquisition Corp., a Delaware corporation (“Buyer”) and The Bayou Companies, LLC, a Louisiana limited liability company (“Seller”). Buyer and Seller are collectively referred to herein as the “Parties” and each individually as a “Party.”

WHEREAS, Seller and the Related Entities (this and other capitalized terms having the respective meanings as set forth hereinafter) are engaged, among other businesses (related and otherwise), in the Business; and

WHEREAS, Buyer is a wholly owned subsidiary of ITI and wishes to purchase from Seller, and Seller wishes to sell to Buyer, all of the right, title and interest of Seller in, under, and with respect to, certain assets of Seller used in connection with or related to the Business, all upon the terms and subject to the conditions set forth in this Agreement.

NOW, THEREFORE, in consideration of the premises and the mutual promises herein made, and in consideration of the representations, warranties and covenants herein contained, the Parties agree as follows.

ARTICLE I

Definitions

“Affiliate” of a Person means, with respect to any Person, any other Person that, directly or indirectly, through one or more intermediaries, Controls, is Controlled by, or is under common Control with that first Person.

“Agreement” has the meaning set forth in the preface above.

“Allocation Statement” has the meaning set forth in Section 2.8.

“Ancillary Agreements” means the following agreements to be entered into between the Parties and Seller as of the Closing: the Escrow Agreement, the Assignment Agreement and the Interest Assignment Agreements.

“Assigned Contract” has the meaning set forth in Section 2.1(d).

“Assignment Agreement” means the Bill of Sale, Assignment and Assumption Agreement attached hereto as Exhibit A.

“Assumed Liabilities” has the meaning set forth in Section 2.3(a).

“BFT” means Bayou Flow Technologies, LLC, a Delaware limited liability company.

“BTR” means Bayou Coating, LLC, a Louisiana limited liability company.

“BWW” means Bayou Welding Works, LLC, a Louisiana limited liability company.

“Benefit Plan” means each employment, bonus, deferred compensation, incentive compensation, stock purchase, stock option, stock appreciation right or other stock-based incentive, severance, salary continuation, retention, change-in-control, or termination pay, hospitalization or other medical, welfare benefits, disability, life or other insurance, supplemental unemployment benefits, profit-sharing, pension, or retirement plan, program, agreement or arrangement and each other employee benefit plan, program, agreement or arrangement sponsored, maintained or contributed to or required to be contributed to by any Person for the benefit of Employees, other than ordinary salary or wages for work performed.

“Bodily Injury” means physical injury, sickness, disease, mental anguish, fear or emotional distress sustained by any person, including death resulting there from.

“Business” means the business of Seller and the Related Entities in providing services to the oil and gas pipeline industry, including, without limitation, the fabrication, bending and coating of pipe used in the transportation of oil and gas and which includes (1) fusion bond epoxy (FBE) coating, Internal Diameter (ID) lining, concrete coating, thermal spray aluminum, c-therm, polyurethane foam and field joint coatings, and (2) welding, handling and loading, project management, anode installation and ancillary services.

“Business Insurance Policies” has the meaning set forth in Section 3.23.

“Business Day” means any day other than a Saturday, Sunday or a day on which banks in New York, New York, or Lafayette, Louisiana are authorized or obligated by applicable law or executive order to close or are otherwise generally closed.

“Business Governmental Approvals” has the meaning set forth in Section 3.20(a).

“Buyer” has the meaning set forth in the preface above.

“Buyer Parties” means Buyer and ITI.

“Buyer Indemnified Parties” has the meaning set forth in Section 8.2.

“Cash” means cash equivalents and marketable securities less outstanding checks and plus deposits in transit.

“CCSI” means Commercial Coating Services International, Ltd., a Texas limited partnership.

“CCSIM” means CCSI Management, LLC, a Texas limited liability company.

“CERCLA” means the Comprehensive Environmental Response, Compensation and Liability Act, 42 U.S.C. § 9601 et seq., and the rules and regulations promulgated thereunder, as amended.

“Claim” means any and all Liabilities, losses, damages, deficiencies, demands, claims, fines, penalties, interest, assessments, judgments, Liens, charges, Orders, dues, assessments, Taxes and Proceedings of whatever kind and nature and all costs and expenses relating thereto, including fees and expenses of counsel, accountants and other experts, and other expenses of investigation and litigation; provided, however, with respect to disputes or claims arising between the Parties hereto, the term “Claim” shall not include speculative, exemplary or punitive damages of a Party.

“Cleanup” means all actions required to (a) identify, investigate, contain, characterize, cleanup, monitor, remove, remediate, transport, treat or otherwise address any Hazardous Substances present in the Environment, (b) prevent the Release of Hazardous Substances into the Environment so that they do not migrate, endanger or threaten to endanger public health or welfare or the Environment, (c) perform pre-remedial studies and investigations and post remedial monitoring and care, or (d) respond to any government directives, orders, requests for information or other documents in any way relating to investigation, cleanup, removal, treatment, monitoring or remediation of Hazardous Substances in the Environment. The term includes, but is not necessarily limited to, the definitions of “removal,” “remedial action,” and “respond” as set forth in CERCLA, 42 U.S.C. § 9601 (23), (24) and (25), as amended, and “corrective action” as used in the Resource Conservation and Recovery Act, 42 U.S.C. § 6928(h), as amended.

“Cleanup Costs” means all costs, fees, expenses (including attorneys’ fees and expenses), settlements, judgments, fines, penalties and other remuneration incurred for Cleanup, including response costs incurred and oversight fees imposed or assessed by any Governmental Authority with jurisdiction over the Cleanup.

“Closing” has the meaning set forth in Section 2.9.

“Closing Date” has the meaning set forth in Section 2.9.

“Closing Working Capital” has the meaning set forth in Section 2.6(b).

“Code” means the Internal Revenue Code of 1986, as amended.

“Confidential Information” has the meaning set forth in Section 6.3(d).

“Confidentiality Agreement” means that certain Confidentiality Agreement, dated as of August 6, 2008, between ITI and Seller.

“Consent” means any consent, approval or authorization of a Person, including any Governmental Approval.

“Consolidated EBITDA” means the net income attributable to controlling interest of the Business for any applicable Holdback Period determined in accordance with GAAP (consistently applied by Buyer after the Closing during the Holdback Period as applied by Seller prior to Closing), plus interest expense, minus interest income, plus income Taxes, depreciation and amortization expense; modified, to the extent included in the determination of net income of ITI, to exclude the effect of the following items: (a) the impact of non-cash purchase accounting adjustments and new accounting pronouncements; (b) nonoperating income and nonoperating expense, and (c) the gain or loss from any sale, exchange or other disposition of assets owned by Seller or the Buyer Parties (as applicable).

“Contract” means any agreement, contract, obligation, promise, or undertaking, whether written or oral and whether express or implied, that is legally binding.

“Control” means the power to direct, or cause the direction of, directly or indirectly, the management or policies of the specified Person, whether through the ownership of more than 50% of the voting equity ownership of such Person (or securities convertible or exchangeable into more than 50% of such voting equity ownership interest), by contract or otherwise.

“Disclosure Report” has the meaning set forth in Section 5.7.

“Employee” means an employee of Seller or a Related Entity engaged exclusively or primarily in the Business.

“Employment Agreement” means a Contract of Seller or any Related Entity with or addressed to any current or former Employee pursuant to which any Person has any actual or contingent liability or obligation to provide compensation and/or benefits in consideration for past, present or future services.

“Environment” means surface or subsurface soil or strata, surface waters and sediments, navigable waters, wetlands, groundwater, sediments, drinking water supply, ambient air, plants, wildlife, animals and natural resources. The term also includes indoor air, structures and building materials to the extent regulated under Environmental Laws.

“Environmental Claim” means a claim or demand by, or notice from, a third party, including any Governmental Authority, person or citizens’ group, seeking a remedy or alleging liability or responsibility for or with respect to any Environmental Condition or violation of or liability under Environmental Law or Environmental Permits, whether due to negligence, strict liability or otherwise. The term includes administrative investigations, hearings and proceedings, court actions, arbitrations, orders, notices of violation, notice of potential responsibility, claims, actions (including contribution actions), demands and notices by third parties for or with respect to Bodily Injury, Environmental Property Damage, Cleanup, Cleanup Costs and violations of Environmental Laws, regardless of whether the claim at issue is false, fraudulent or has no basis in fact and regardless of whether the party against whom the claim is asserted has a legal or equitable defense to such claim.

“Environmental Condition” means the intentional or unintentional presence, Release, or Threatened Release of any Hazardous Substances at or into the Environment. The term includes the presence of abandoned or closed containers, tanks or receptacles that contain or formerly contained Hazardous Substances and exposure or alleged exposure of the Environment, persons, or property to Hazardous Substances.

“Environmental Laws” means any federal, state or local statute, law, regulation, rule, ordinance, guidance document and policy statement dealing with the pollution or protection of the environment and natural resources, including indoor and ambient air, and includes, but is not necessarily limited to the Comprehensive Environmental Response, Compensation and Liability Act, 42 U.S.C. § 9601 et seq., the Solid Waste Disposal Act, as amended by the Resource Conservation and Recovery Act, 42 U.S.C. § 6901 et seq., the Clean Water Act, 33 U.S.C. § 1251 et seq., the Clean Air Act, 42 U.S.C. § 7401 et seq., the Toxic Substances Control Act, 15 U.S.C. § 2601 et seq., the Safe Drinking Water Act, 42 U.S.C. § 300f et seq., the Emergency Planning and Community Right-to-Know Act, 42 U.S.C. § 11001 et seq., the Oil Pollution Act, 33 U.S.C. § 2701 et seq., the Hazardous Material Transportation Act, 49 U.S.C. § 1801 et seq., and the Occupational Safety and Health Act, 29 U.S.C. § 651 et seq., as amended.

“Environmental Permits” means any authorizations, licenses, permits, plans or registrations required by or issued pursuant to any Environmental Law by any Governmental Authority in connection with Seller’s activities and operations at the Facility and Real Property.

“Environmental Property Damage” means physical damage, injury to or destruction of tangible real or personal property or the Environment.

“Equity Securities” of any Person means (a) shares of capital stock, limited liability company interests, partnership interests or other equity securities of such Person, (b) subscriptions, calls, warrants, options or commitments of any kind or character relating to, or entitling any Person to purchase or otherwise acquire, any capital stock, limited liability company interests, partnership interests or other equity securities of such Person, (c) securities convertible into or exercisable or exchangeable for shares of capital stock, limited liability company interests, partnership interests or other equity securities of such Person, and (d) equity equivalents, interests in the ownership or earnings of, or equity appreciation, phantom stock or other similar rights of, or with respect to, such Person.

“ERISA” means the United States Employee Retirement Income Security Act of 1974 and the rules and regulations promulgated thereunder, as amended.

“Escrow Agent” means an escrow agent selected by Seller and approved by Buyer in its reasonable discretion prior to Closing.

“Escrow Agreement” has the meaning set forth in Section 2.4(b).

“Escrow Fund” has the meaning set forth in Section 2.4(b).

“Excluded Assets” has the meaning set forth in Section 2.2.

“Excluded Liabilities” has the meaning set forth in Section 2.3(b).

“Facility” means any of the facilities described on Schedule 1(a).

“Financial Statements” means (a) the audited balance sheets of Seller and each Related Entity as of December 31, 2005, 2006 and 2007 and income statements and statements of cash flows of Seller and each Related Entity for the years then ended, together with the notes thereto, and (b) the unaudited balance sheets of Seller and each Related Entity as of September 30, 2007 and 2008 and the income statements of Seller and each Related Entity for the nine-month periods then ended.

“FIRPTA Affidavit” means the affidavit to be delivered by Seller at the Closing pursuant to Section 1445(b)(2) of the Code, to establish that Seller is not a “foreign person” within the meaning of that Section, a copy of the form of which is attached hereto as Exhibit B.

“Fundamental Excluded Liabilities” mean those Excluded Liabilities described in Sections 2.3(b)(vi)(A), 2.3(b)(vi)(B), 2.3(b)(vii), 2.3(b)(viii), 2.3(b)(ix), 2.3(b)(xi), 2.3(b)(xii), 2.3(b)(xiii), 2.3(b)(xiv) and 2.3(b)(xv) and those set forth on Schedule 2.4(a).

“GAAP” means accounting principles generally accepted in the United States as in effect from time to time and consistently applied through the periods involved.

“Governmental Approval” means any grant, credit, concession, Permit, ruling, Order, tariff or rate of, filing or registration with, or declaration, report or notice to, any Governmental Authority required under any applicable Law (including any Environmental Permit).

“Governmental Authority” means any national, state, regional, county, municipal, local or foreign court, arbitral tribunal, agency, board, bureau or commission or other governmental or other regulatory authority or instrumentality.

“Hazardous Substances” means any solid, liquid, gaseous or thermal pollutant, element, chemical, compound, irritant, substance, vapor or waste regulated as a “contaminant,” “hazardous material,” “hazardous substance,” “hazardous waste” or “pollutant” under any applicable Environmental Law, including but not necessarily limited to: explosives, radioactive materials, mold, solid waste, hazardous waste, asbestos-containing material, polychlorinated biphenyls, pesticides, lead-based paint, petroleum-based products and constituents thereof, radiation, noise, and any other material, substance or waste to which liability or standards of conduct are imposed under any applicable Environmental Law.

“Holdback Periods” has the meaning set forth in Schedule 2.5(b).

“Indemnified Party” has the meaning set forth in Section 8.6(a).

“Indemnifying Party” has the meaning set forth in Section 8.6(a).

“Indemnity Notice” has the meaning set forth in Section 8.6(f).

“Independent Accountant” has the meaning set forth in Section 2.5(d).

“Intellectual Property” means domain names and any rights available (including with respect to Technology), under patent, trademark, service mark, utility model, copyright or trade secret law or any other statutory provision or common law doctrine in the United States or other country, irrespective of whether such rights are registered, and including without limitation, utilization rights, in all cases that are used or held for use by Seller or the Related Entities in connection with the Business.

“Intercompany Payables” means all intercompany payables between or among (a) Seller and any Affiliate of Seller or between Affiliates of Seller, and (b) between Seller and any employee, officer or member thereof, including advances, loans and payables, and (c) rebillable purchases of Seller.

“Intercompany Receivables” means all intercompany receivables between or among (a) Seller and any Affiliate of Seller or between Affiliates of Seller, and (b) between Seller and any employee, officer or member thereof, including advances and loans, and (c) rebillable purchases of Seller.

“Interest Assignment Agreement” means assignment agreement(s) assigning all of Seller’s right, title and interest in all Equity Securities held by Seller in the Related Entities in forms reasonably acceptable to the Buyer Parties.

“Inventory” means inventory held for sale and all raw materials, work in process and finished products, in each case exclusively or primarily used in the Business including such as are located at the Facilities and any of the foregoing located at any third party warehouse or storage location.

“IRS” means the United States Internal Revenue Service and, to the extent relevant, the United States Department of Treasury.

“ITI” has the meaning set forth in the preface above.

“Know-How” means proprietary trade secrets, formulae, invention records, specifications, quality control procedures, manufacturing processes and other know-how.

“Knowledge” means, with respect to an individual and a given fact or matter, that either (i) such individual is actually aware of such fact or matter, or (ii) a prudent individual in such individual’s position should reasonably be expected to be aware of such fact or other matter.

“Knowledge of Seller,” “Seller’s Knowledge,” and similar phrases mean the Knowledge of any individual who is serving as a manager, member or officer of Seller and the following individuals: Gary Brown, Michael Burke, Joey Zagar, and Glenn Smotek.

“Law” means any federal, state, local or foreign statute, rule, code, regulation, ordinance, Order, Permit or directive of, or issued by, any Governmental Authority, including any Environmental Law.

“Liability” means any debt, liability or obligation (whether known or unknown, whether absolute or contingent, whether liquidated or unliquidated, and whether due or to become due).

“Leased Real Property” means those certain parcels of real property and the buildings thereon which are leased by Seller or a Related Entity.

“Lien” means any mortgage, deed of trust, lien, pledge, claim, charge, security interest, option, restriction, limitation, easement, title defect or other adverse claim of ownership or use, or other encumbrance of any kind, character or description, whether or not of record (including any deposit, conditional or installment sale, other title retention Contract or capital lease), any lease in the nature thereof, or any filing of, or agreement to give, any financing statement.

“Material Adverse Effect” or “Material Adverse Change” means any effect or change that would be materially adverse to (i) the assets, liabilities, results of operations, business, prospects or condition (financial or otherwise) of the Business taken as a whole, except any such effect resulting from or arising in connection with (A) the execution or announcement of this Agreement, or (B) any change in the financial markets or general economic conditions generally affecting the industry in which the Business operates, or (ii) the ability of Seller to consummate timely the transactions contemplated hereby.

“NLRB” means the National Labor Relations Board.

“Order” means any award, decision, injunction, judgment, stipulation, order, ruling, subpoena, writ, determination, decree, consent decree or verdict entered, issued, made or rendered by any arbitrator or Governmental Authority.

“Ordinary Course of Business” means the ordinary course of business of Seller or the Related Entities, as applicable, with respect to the Business consistent with past custom and practice (including with respect to quantity and frequency).

“Owned Real Property” means any parcels of real property and the buildings thereon in which Seller or a Related Entity has an ownership interest, together with all fixtures thereto.

“Party” has the meaning set forth in the preface above.

“Permit” means any permit, authorization, approval, registration, license, certificate, exemption, waiver or variance issued or granted by or obtained from any Governmental Authority.

“Permitted Liens” means, with respect to all Purchased Assets: (a) Liens for Taxes and other governmental charges and assessments which are not yet due and payable or are being contested in good faith in accordance with applicable law and for which adequate reserves have been recognized in the Financial Statements; (b) zoning, building and land use laws, ordinances, orders, decrees, restrictions and conditions imposed by any Governmental Authority, provided no such laws are being violated in any material respect by the current use or occupancy or ownership of the Purchased Asset subject thereto; (c) other imperfections of title or encumbrances with respect to the Purchased Assets which arise in the Ordinary Course of Business and do not materially detract from the value of or materially and adversely interfere with the present use of the Purchased Assets subject thereto or affected thereby; (d) purchase money Liens disclosed to Buyer (except as to Owned Real Property) and Liens securing rental payments under lease arrangements; and (e) Liens incurred in the Ordinary Course of Business in respect of pledges or deposits under workers’ compensation laws or similar legislation, carriers, landlord’s, workmen’s, warehousemen’s, mechanics, laborer’s, materialmen’s or other similar Liens, if the obligations secured by such Liens are Assumed Liabilities and are not delinquent.

“Person” means an individual, a partnership, a corporation, a limited liability company, an association, a joint stock company, a trust, a joint venture, an unincorporated organization, any other business entity or a Governmental Authority (or any department, agency, or political subdivision thereof).

“Personal Property” means all machinery and other mobile and immobile equipment, tools, tooling, parts, spare parts (whether capitalized or dedicated); supply and packaging materials, any other supplies, stores, furniture, furnishings, personal property, vehicles, vessels, barges, rolling stock, computers, materials and all other tangible personal property, in each case, that is exclusively or primarily used in or exclusively or primarily related to the Business.

“Post-Closing Environmental Liabilities” means and shall be limited to any accrued, absolute claim, liability, responsibility, obligation or economic loss arising from or associated with (i) actual Buyer violations of or liability under any existing or former lease or other contract, any Environmental Laws and any Environmental Permits, (ii) any Environmental Claim, not pertaining to one or more pre-closing events or activities, and (iii) any Environmental Conditions at, on, under, or emanating to or from the Real Property; in each case (i) through (iii) arising from facts, conditions or events first existing or first occurring after the Closing Date due to acts of a Buyer Party which occurred during a Buyer Party’s leasing or ownership of such Real Property, or any other property, regardless of how the fact, condition, or event giving rise to any such claim, liability, responsibility or obligation is caused. The term includes, but is not limited to, any such claim, liability, responsibility, obligation or economic loss arising from or associated with (a) the transportation, treatment, storage or disposal by a Buyer Party of Hazardous Substances after the Closing at or on any of the Real Property; (b) the failure of Buyer or its Affiliates to obtain and comply with any Environmental Permits after the Closing; and (c) the exposure, due to acts by or on behalf of a Buyer Party, of the Environment, persons, or any real or personal property to Hazardous Substances after the Closing.

“Pre-Closing Environmental Liabilities” means and shall be limited to any accrued, absolute claim, liability, responsibility, obligation or economic loss arising from or associated with (i) actual violations of or liability under any existing or former lease or other contract, any Environmental Laws and any Environmental Permits, (ii) any Environmental Claim, not

pertaining to one or more post-closing events or activities, and (iii) any Environmental Conditions at, on, under, or emanating to or from the Real Property or any real property formerly owned, leased, occupied or otherwise used for any purpose by Seller or a Related Entity or any predecessor and/or the Business; in each case (i) through (iii) arising from facts, conditions or events first existing or first occurring on or before the Closing Date due to acts of Seller or any Related Entity which occurred during the Seller’s or any Related Entity’s leasing or ownership of such Real Property, or any other property, regardless of how the fact, condition, or event giving rise to any such claim, liability, responsibility or obligation is caused, and whether or not the fact, condition, event, claim, liability, responsibility or obligation is, at the time of this Agreement or the Closing Date, known, suspected or unknown, disclosed or undisclosed, latent or patent. The term includes, but is not limited to, any such claim, liability, responsibility, obligation or economic loss arising from or associated with (a) the transportation, treatment, storage or disposal by Seller or any Related Entity of Hazardous Substances at any time prior to Closing at or on any of the Real Property; (b) the failure of Seller or the Related Entities to obtain and comply with any Environmental Permits prior to Closing; and (c) the exposure, due to acts by or on behalf of Seller or the Related Entities, of the Environment, persons, or any real or personal property to Hazardous Substances prior to Closing. Pre-Closing Environmental Liabilities are Excluded Liabilities under Section 2.3(b) of this Agreement.

“Proceeding” means any claim, assertion, notice of claim or assertion, complaint, action, litigation, suit, proceeding, formal investigation, inquiry, audit or review of any nature, civil, criminal, regulatory, administrative or otherwise, or any grievance, arbitration or arbitration demand.

“Proportional Related Entity Net Debt” means the amounts calculated for each Related Entity as follows: (a) the sum of (i) all indebtedness for borrowed money of such Related Entity (including any long term indebtedness, accrued interest, capital leases and Intercompany Payables) on the Closing Date, less (ii) all Cash and Intercompany Receivables of such Related Entity on the Closing Date (but not including any Cash distributed pursuant to Section 5.3(b)(xxvii)), multiplied by (b) a fraction, the numerator of which is the total Equity Securities held by Seller in such Related Entity at Closing and the denominator of which is the total outstanding Equity Securities of such Related Entity at Closing.

“Purchased Assets” has the meaning set forth in Section 2.1.

“Purchase Price” has the meaning set forth in Section 2.4.

“Real Property” means the Owned Real Property and the Leased Real Property.

“Records” means all books, books of account, engineering plans, designs, documents, records, drawings and similar record-keeping materials, regardless of the type of medium on which stored, relating to the Business or Purchased Assets.

“Regulations” means the final and temporary Treasury Regulations promulgated under the Code.

“Related Entities” means CCSI, CCSIM, BFT, BTR and BWW.

“Release” means any releasing, spilling, leaking, pumping, pouring, emitting, emptying, discharging, leaking, dispersing, depositing, injecting, escaping, leaching, disposing, migrating or dumping into the Environment, whether intentional or unintentional, foreseen or unforeseen. The term also includes the abandonment or discarding of barrels, containers or closed receptacles containing or previously containing any amount of Hazardous Substances, or abandonment or speculative accumulation of any Hazardous Substance for recycling as well as the definition of “disposal” at 42 U.S.C. §6903(3). The term “Threatened Release” means a substantial likelihood of a Release which warrants action to prevent a Release or mitigate damage to the Environment which may result from such Release

“Relevant Competition Authorities” means (i) the relevant Governmental Authority with legal authority to make a decision pursuant to antitrust, competition or similar laws granting or refusing to consent to any merger or acquisition falling within its jurisdiction and within whose jurisdiction the acquisition of all or part of the Purchased Assets by Buyer actually falls, and (ii) the relevant Governmental Authority in each jurisdiction in which additional mandatory filings may be required in connection with the acquisition of all or part of the Purchased Assets by Buyer by reason of a change in legislation after the date of this Agreement.

“Representatives” has the meaning set forth in Section 5.6(a).

“Restricted Area” has the meaning set forth in Section 6.3(a).

“Restricted Period” has the meaning set forth in Section 6.3(a).

“Securities Laws” means all applicable federal and state securities laws, including the Securities Act of 1933, as amended, the Securities Exchange Act of 1934, as amended, and any regulations promulgated thereunder.

“Seller” has the meaning set forth in the preface above.

“Seller’s Members” means Jerry Shea, Stewart Shea, Jimmy Shea, Suzy Kimball, Ellen Mullen, Maureen Smith, Steven Shea, Katy Svendson, Mary Zaunbrecher, Stephanie Shea and Kelly Holleman.

“Seller Indemnified Parties” has the meaning set forth in Section 8.4.

“Site” means, with respect to a given Facility, the Owned Real Property or Leased Real Property forming a part of, or used or usable in connection with the Facility. Any reference to a Site shall include, by definition, the surface and subsurface elements, including the soils and groundwater present at the Site, and any reference to items “at the Site” shall include items “at, on, in, upon, over, across, under and within” the Site.

“Software” means any and all computer programs, whether in source code or object code; databases and compilations, whether machine readable or otherwise; descriptions, flow-charts and other work product used to design, plan, organize and develop any of the foregoing; and all documentation including user manuals and other training documentation related to any of the foregoing.

“Stupp Agreement means an agreement executed by Stupp Bros., Inc. not to exercise certain rights to purchase the assets and/or interests of Seller in BTR pursuant to the terms of Section 11.5 of the Operating Agreement of BTR for a period of at least 5 years.

“Stupp Payment” means a payment to be made at Closing to Stupp Brothers, Inc. or its designated Affiliates in exchange for the execution of the Stupp Agreement.

“Straddle Period” has the meaning set forth in Section 6.4(e).

“Target Working Capital” has the meaning set forth in Section 2.6(a).

“Tax” or “Taxes” means (A) all net income, gross income, gross receipts, sales, use, ad valorem, franchise, profits, license, lease, service, service use, withholding, employment, payroll, earnings, net worth, unemployment insurance, Social Security, Medicare, excise, severance, transfer, value added, documentary, mortgage, registration, stamp, occupation, real or personal property, environmental, premium, property, windfall profits, customs, duties and other taxes, fees, levies, assessments or charges of any kind whatsoever, together with any interest, penalties, fines and other additions with respect thereto, imposed by any federal, territorial, state, provincial, local or foreign government; and (B) any penalties, interest, fines or other additions to tax for the failure to collect, withhold, or pay over any of the foregoing, or to accurately file any Tax Return; and the term “Tax” shall mean any one of the foregoing Taxes (including, without limitation, any obligation in connection with a duty to collect, withhold or pay over any Tax, any obligation to contribute to the payment of any Taxes determined on a consolidated, combined, or unitary basis, any liability as a transferee, or any liability as a result of any express or implied obligation to indemnify or pay the Tax obligations of another person).

“Tax Return” means collectively, (A) all reports, declarations, filings, questionnaires, estimates, returns, information statements and similar documents relating to, or required to be filed in respect of any Taxes, including, without limitation, any amendments thereof; and (B) any statements, returns, reports, or similar documents required to be filed pursuant to Part III of Subchapter A of Chapter 61 of the Code or pursuant to any similar income, excise or other tax provision of federal, territorial, state, provincial, local or foreign law, including, without limitation, any amendments thereof; and the term “Tax Return” means any one of the foregoing Tax Returns.

“Technology” means, collectively, designs, formulae, methods, techniques, ideas, data, improvements, inventions, Software and other similar materials, and all recordings, graphs, drawings, reports, analyses, and Know-How and other writings, and any other embodiments of the above, in any form whether or not specifically listed herein, and all related technology, that are used, incorporated or embodied in or displayed by any of the foregoing or used in the design, development, reproduction, sale, marketing, maintenance or modification of any of the foregoing, in all cases that are used or held for use by Seller or the Related Entities in connection with the Business.

“Third Party Claim” has the meaning set forth in Section 8.6.

“Transaction Documents” means this Agreement, the Ancillary Agreements and the other agreements, instruments and documents delivered or caused to be delivered in accordance with Article 7 and such other documents and instruments of transfer or assignment that are reasonably requested by a Party to carry out the intent of the Parties hereunder or thereunder.

“WARN Act” means the United States Worker Adjustment and Retraining Notification Act and the rules and regulations promulgated thereunder, as amended.

ARTICLE II

Purchase and Sale of Assets

Section 2.1 Purchase of Assets. Subject to the terms and conditions of this Agreement, at the Closing, Seller shall sell, assign, transfer, convey and deliver to Buyer, free and clear of all Liens and Liabilities (other than Permitted Liens and the Assumed Liabilities), all of their right, title and interest in and to the properties, assets, rights, business, claims and Contracts (other than such properties, assets, rights, business, claims and/or Contracts specifically included in the Excluded Assets), of every kind and description, wherever located, real, personal or mixed, tangible or intangible, owned by Seller as the same shall exist on the Closing Date, in each case, exclusively or primarily relating to, or exclusively or primarily used in, the Business (collectively, the “Purchased Assets”). Without in any way limiting the generality of the foregoing, except for the Excluded Assets, the Purchased Assets shall include all right, title and interest owned by Seller in and to:

(a) Facilities and Real Property. Leasehold interests in the Facilities and the Real Property;

(b) Personal Property. The Personal Property;

(c) Inventory. The Inventory;

(d) Contracts. Subject to receipt of any required Consent and subject to the exclusion of certain Contracts pursuant to Section 2.2(j), all right, title and interest of Seller in and under the Contracts that exclusively or primarily relate to the Business or exclusively or primarily relate to the operations existing at the Real Property (the “Assigned Contracts”), including all rights to receive goods and services purchased pursuant to such Contracts and to assert claims and take other actions in respect of breaches or other violations thereof, except to the extent related to Excluded Assets or Excluded Liabilities, including the Contracts described on Schedule 2.1(d);

(e) Records. All Records of Seller pertaining exclusively or primarily to (i) the Business, (ii) the ownership and operation of the Facilities, (iii) the Know-How, or (iv) the Employees (subject in each case to the right of Seller to retain copies of same for its use);

(f) Intellectual Property. All Intellectual Property of Seller;

(g) Technology. All Technology of Seller;

(h) Credits and Prepaid Expenses. All credits, prepaid expenses, deferred charges, advance payments and security deposits (other than those relating to Taxes) of Seller exclusively or primarily relating to or exclusively or primarily used in the Business;

(i) Customer Lists. The list of Seller’s customers of the Business and the potential customers of the Business with which Seller is, as of the Closing, in discussions regarding future Contracts;

(j) Marketing Materials. All sales, promotional, advertising and other literature, catalogues, price lists and other sales-related materials (in any medium) of Seller exclusively or primarily used in or exclusively or primarily relating to the operation or conduct of the Business;

(k) Warranty Rights. All of Seller’s rights under express or implied warranties exclusively or primarily relating to the Business from third parties, except to the extent related to the Excluded Liabilities;

(l) Governmental Approvals. Subject to the receipt of any required Consent, (A) all Governmental Approvals held by Seller that are exclusively or primarily used, required or necessary for the lawful ownership or operation of the Purchased Assets (including the Governmental Approvals (and applications therefor) listed on Schedules 3.20(a), 3.20(b) and 3.20(c), and the Environmental Permits listed on Schedule 3.21, and all certifications, registrations and similar rights, if any, held by Seller or any of its Affiliates that are necessary to, allow Buyer to fulfill its obligations under Assigned Contracts;

(m) Goodwill. All goodwill of Seller attributable to the Business;

(n) Interest in Affiliates. All partnership interests, membership interests and all other Equity Securities held by Seller in CCSI, BFT, BTR, BWW and CCSIM; and

(o) Contact Information. All e-mail addresses, website addresses, domain names and Internet Universal Resource Locators and all telephone and telecopier numbers and post office boxes.

For the avoidance of doubt, the Purchased Assets do not include any assets of the Related Entities and such assets shall be unaffected by, and shall not be transferred or assigned by, this Agreement.

Section 2.2 Excluded Assets. Notwithstanding anything to the contrary in this Agreement, nothing in this Agreement will constitute or be construed as conferring on Buyer, and Buyer is not acquiring, any right, title or interest in or to any of the following assets of Seller (collectively, the “Excluded Assets”):

(a) Dispositions in Ordinary Course. All properties, assets, rights, business, claims, and Contracts sold or otherwise disposed of by Seller in the Ordinary Course of Business and not in violation of any provision of this Agreement during the period from the date hereof until the Closing Date;

(b) Cash. All Cash of Seller;

(c) Insurance. All insurance policies or insurance coverage of Seller (or assumed coverage);

(d) Intercompany Accounts. All Intercompany Receivables between Seller and any Affiliate of Seller, whether incurred prior to or on the Closing Date;

(e) Tax Refunds. All refunds, rebates or similar payments of Taxes to the extent such Taxes were paid by or on behalf of Seller;

(f) Tax Returns. All Tax Returns of Seller;

(g) Benefit Plans. All Benefit Plans of Seller;

(h) Corporate Records. The organizational documents, the minute and stock record books, the corporate seals and the accounting, Tax, litigation and insurance Records of Seller;

(i) Tickets. All LSU stadium (non-suite) football tickets; and

(j) Contracts. Those Contracts which a Buyer Party identifies as an Excluded Asset in writing to Seller on or prior to the Closing Date, in which case such Contracts shall not be Assigned Contracts.

Section 2.3 Liabilities.

(a) Assumed Liabilities. At the Closing, subject to the terms and conditions of this Agreement, including without limitation, Article 8 of this Agreement, Seller shall assign, and Buyer shall assume and agree to pay, perform and discharge all Liabilities of Seller under any Assigned Contract that arise after the Closing Date and all accrued Liabilities arising on or prior to the Closing Date under the Assigned Contracts in the Ordinary Course of Business to the extent performance is required after the Closing Date and payment for such performance has not been previously paid to Seller (other than any Liability for the payment of money or any Liability in respect of any breach or failure of performance, in either case arising on or prior to the Closing Date) and Buyer shall further assume all liabilities of Seller set forth in the Working

Capital calculations of Section 2.6 herein (collectively, the “Assumed Liabilities”). For the avoidance of doubt, the Assumed Liabilities do not include any liability or obligation of the Related Entities and such liabilities and obligations shall not be assigned or assumed as part of the transactions contemplated by this Agreement.

(b) Excluded Liabilities. Neither Buyer nor any of its Affiliates has agreed to pay or discharge, shall be required to assume or shall have any Liability of Seller, any of Seller’s Affiliates or any other Person, the assumption of which by Buyer or its Affiliates is not expressly provided for in this Agreement. Without limiting the foregoing, except for the Assumed Liabilities or as otherwise expressly provided for in this Agreement, Buyer or its Affiliates shall not assume, be liable for, or otherwise become responsible for (i) any Liability of any nature of Seller or any of its Affiliates or (ii) any Liability (whether arising prior to, on or after the Closing Date) arising from, or in connection with, the ownership, holding, use or operation by Seller of the Purchased Assets or the Business, in each case in this clause (ii) on or prior to the Closing Date (collectively, the “Excluded Liabilities”), including:

(i) any Liability relating to any operations of Seller other than those Liabilities expressly identified above under Section 2.3(a);

(ii) any Intercompany Payables or any other Liability between Seller and any Affiliate of Seller, whether incurred prior to, on or after the Closing Date;

(iii) any Liability under, with respect to, or in connection with, any Contract of Seller or any of its Affiliates other than the Liabilities assumed under the Assigned Contracts under Section 2.3(a);

(iv) any Liability associated with products sold or manufactured by Seller with respect to the Business on or prior to the Closing Date and any other Liability with respect to the Business and the Purchased Assets relating to events or circumstances arising on or prior to the Closing Date;

(v) any Liability that arises, whether before, on or after, the Closing Date, out of, or in connection with, the Excluded Assets;

(vi) (A) any and all Liability with respect to any Pre-Closing Environmental Liabilities, (B) any and all Liability with respect to any Release, act or omission, event or condition set forth on Schedule 3.21, and (C) any and all other Liabilities, under Environmental Laws, affecting or related in any way to any portion of, the Facilities, the Real Property or the Purchased Assets or any other property or assets related to or used by Seller, its Affiliates or any predecessor thereof in the Business, whether arising from Releases, acts or omissions or events or conditions in existence or occurring prior to, on or after the Closing Date or arising from Releases, acts or omissions of Seller, the Related Entities or any of their respective Affiliates, any respective predecessor thereof, or any of their respective employees, agents, representatives or contractors, including Liabilities related to any off-site transportation, treatment, storage or disposal of Hazardous Substances;

(vii) any Liability in connection with any compensation or benefit obligation (including, without limitation, vacation pay, medical expenses, bonuses and all agreements with respect to split dollar life insurance) or other Liability relating to events or circumstances arising on or prior to the Closing Date, including under the WARN Act or other local or state plant closing law, in connection with any Employee or any other employee, former employee or independent contractor of Seller or the Related Entities;

(viii) any Liability with respect to Employees or under or with respect to any Benefit Plan;

(ix) any Liability in connection with any Proceeding that (1) on the Closing Date is in progress, pending or threatened against or affecting Seller, the Purchased Assets, the Business or this Agreement, in each case at law or in equity, by or before any Governmental Authority or any other Person or (2) arises prior to, on, or following the Closing Date against or affecting Seller, the Purchased Assets or the Business at law or in equity, by or before any Governmental Authority or other Person, to the extent relating to the period on or prior to the Closing Date;

(x) the outstanding and unaccrued expenses and accounts payable of Seller at the Closing Date, including such liabilities attributable to the Business, except those expressly identified in Section 2.3(a);

(xi) any Tax obligation of Seller to the extent that such obligation relates to any Tax period or portion thereof ending on or prior to the Closing Date or any Tax obligation of any of the Related Entities;

(xii) any Liabilities or Claims associated with that certain litigation entitied Daniel Carrera, Joel E. Dixon, Ernie M. Hernandez, Michael R. Hernandez and Rafel Tello vs. Commercial Coating Services International, Ltd. and CCSI Management, L.L.C. (US District Court, Southern District of Texas, Houston Division, Case No. 4:08cv3021) and any Liabilities or Claims relating to or involving allocations of racial or ethnic discrimination, including retaliatory discharges associated with racial or ethnic discrimination, involving CCSI or any of employees of CCSI; any Liabilities or Claims associated with that certain litigation entitled Annie Stewart v. Bayou Coating, LLC, (19th Judicial District Court, Parish of East Baton Rouge, Case No. 573135, Section 24); any Liabilities or Claims associated with that certain litigation entitled Enbridge Energy Partners, L.P., Enbridge Energy Company, Inc. (Successors in Interest to Lakehead Pipe Line Partners, L.P. and Lakehead Pipe Line Company, Inc.) and Enbridge Energy management, L.L.C. v.s Stupp Corporation, Stupp Bros., Inc. and Bayou Coating L.L.C. (266th District Court of Harris County, Texas; Cause No. 2008-13773);

(xiii) the one time bonus payment due to Gary L. Brown based on the gross sales price of certain transactions related to CCSI pursuant to that certain First Amendment to Employment Agreement between Gary L. Brown and CCSI dated January 28, 2008;

(xiv) any Tax arising from (1) the ownership of the Purchased Assets, (2) the assumption and incurring of the Assumed Liabilities or (3) the operation and conduct by Seller or otherwise attributable to, the Business, to the extent any such Tax relates to any Tax period or portion thereof ending on or prior to the Closing Date; and

(xv) any Liability under, with respect to, or in connection with, any Tax Sharing Agreement.

(c) However, notwithstanding any of the foregoing, Buyer acknowledges that the Purchased Assets include interests in the Related Entities, which are “going concerns” that have liabilities (“Related Entity Liabilities”), which will continue following the Closing and nothing in this Agreement shall create any direct liability to any party to this Agreement with respect to those Related Entity Liabilities.

Section 2.4 Purchase Price for Purchased Assets. Buyer shall pay or deliver the following to Seller at the Closing as follows, as adjusted pursuant to Sections 2.5 and 2.6 (the “Purchase Price”):

(a) Wire transfer of immediately available Federal funds in the amount of One Hundred Twelve Million Five Hundred Thousand Dollars ($112,500,000) (the “Base Amount”), reduced by the amount of the Proportional Related Entity Net Debt and the Stupp Payment, to a bank account designated by Seller. At the Closing, Seller shall apply a portion of the Base Amount to repay the obligations under those Excluded Liabilities set forth on Schedule 2.4(a); and

(b) Deliver to the Escrow Agent by wire transfer of immediately available Federal funds the amount of Twelve Million Five Hundred Thousand Dollars ($12,500,000) (the “Escrow Fund”) pursuant to the terms of the Escrow Agreement in the form attached as Exhibit C among Buyer, Seller and the Escrow Agent (the “Escrow Agreement”), to be held and disbursed thereafter in accordance with the Escrow Agreement. Subject to any claims made or pending against the Escrowed Fund, the remaining balance of the Escrowed Fund shall be released to Seller in accordance with the terms of the Escrow Agreement eighteen (18) months after the Closing Date.

Section 2.5 Holdback Consideration.

(a) In addition to the payment of the amounts set forth in Section 2.4, Buyer shall be entitled to additional amounts of purchase consideration in such amounts, at such times and based on such requirements as set forth in this Section 2.5 (collectively, such additional amounts are hereinafter referred to as the “Holdback Consideration”). Schedule 2.5 sets forth the terms and conditions of the Holdback Consideration targets and amounts.

(b) Following the expiration of each applicable calendar year of 2009, 2010 and 2011 (each, a “Holdback Period”), Buyer shall review all necessary records and supporting documents of the Business and, if Buyer shall determine that any portion of the Holdback Consideration shall be due pursuant to Schedule 2.5, Buyer shall no later than March 16 of the calendar year following any such Holdback Period, deliver to Seller by check or by wire transfer to an account or accounts designated by Seller, such amount of Holdback Consideration earned.

(c) No later than March 16 of the calendar year following a Holdback Period, Buyer shall provide Seller with records and supporting documents detailing the payment or non-payment of the Holdback Consideration for such Holdback Period. Until April 17 of the calendar year following such Holdback Period, Seller and its auditors, accountants and other authorized representatives shall, upon prior agreement of the Buyer, which agreement shall not be unreasonably withheld, be given free and full access at Seller’s sole cost and expense during normal business hours to the financial records of Buyer in order to have a full opportunity to make such investigation as Seller may require to independently calculate the Holdback Consideration for the applicable Holdback Period.

(d) If Seller disputes the payment or non-payment of Holdback Consideration for any Holdback Period, Seller shall notify Buyer in writing, and Buyer and Seller shall promptly commence good faith negotiations for a period of thirty (30) days thereafter with a view to resolving any such dispute. If Buyer and Seller are unable to resolve any such dispute by mutual consent, such dispute shall be referred to Deloitte Financial Advisory Services LLP (“Independent Accountant”).

(e) Buyer and Seller shall (i) use their respective commercially reasonable efforts to cause the Independent Accountant to render a timely determination within thirty (30) days following submission of the dispute to the Independent Accountant, (ii) cooperate with the Independent Accountant, and (iii) provide the Independent Accountant with access to such books, records, personnel and other information as the Independent Accountant may deem necessary to render a decision. Buyer and Seller shall each pay one half of the fees and expenses of the Independent Accountant.

(f) The determination of the amount or payment of any Holdback Consideration shall be (i) rendered in writing and delivered to Buyer and Seller within 30 days after submission of such dispute or as soon thereafter as reasonably practicable as determined by the Independent Accountant, (ii) final and binding upon the Parties, and (iv) enforceable in any court of competent jurisdiction in the United States.

(g) If, as finally determined, Buyer owes Seller any additional Holdback Consideration for a Holdback Period, then Buyer shall pay the amount to Seller by wiring such amount in immediately available Federal funds to a bank account designated by Seller. If, as finally determined, Seller has received more Holdback Consideration for a Holdback Period than was due, then Seller shall pay the amount to Buyer by wiring such amount in immediately available Federal funds to a bank account designated by Buyer. Any payment due under Section 2.5 shall be due and payable within five Business Days following the final determination of the Holdback Consideration.

(h) For purposes of determining Consolidated EBITDA, the expenses of the Seller and the Related Entities will be normalized to exclude any inter company charges and expenses (such as management or consulting fees) that are not currently being incurred to operate the Seller. For the avoidance of doubt, salaries, bonuses and equity compensation expenses for employees of the Business paid in the ordinary course of business or pursuant to employment agreements shall be an expense for purposes of determining Consolidated EBITDA. Furthermore, when calculating Consolidated EBITDA for any given Holdback Period, no payment of Holdback Consideration will be subtracted in the calculation of the earnings. The Consolidated EBITDA targets in each of calendar year 2009, 2010 and 2011 as set forth in Schedule 2.5 shall be appropriately adjusted upward if, at any time after execution of this Agreement, Buyer acquires Equity Securities of any of the Related Entities (other than those Equity Securities of the Related Entities held by Seller as of the date of this Agreement).

Section 2.6 Working Capital Adjustment.

(a) The parties have agreed to a target proportionate working capital amount equal to $15,949,000 (“Target Working Capital”).

(b) No later than ninety (90) days following the Closing Date, Buyer shall deliver to Seller the computation of the consolidated working capital of Seller as of the close of business on the Closing Date (“Closing Working Capital”), prepared by Buyer based on the principles set forth in Schedule 2.6(b).

(c) If Seller disputes the computation of the Closing Working Capital, Seller shall notify Buyer in writing, and Buyer and Seller shall promptly commence good faith negotiations for a period of thirty (30) days thereafter with a view to resolving any such dispute. If Buyer and Seller are unable to resolve any such dispute by mutual consent, such dispute shall be referred to the Independent Accountant.

(d) Buyer and Seller shall (i) use their respective commercially reasonable efforts to cause the Independent Accountant to render a timely determination within thirty (30) days following submission of the dispute to the Independent Accountant, (ii) cooperate with the Independent Accountant, and (iii) provide the Independent Accountant with access to such books, records, personnel and other information as the Independent Accountant may deem necessary to render a decision. Buyer and Seller shall each pay one half of the fees and expenses of the Independent Accountant.

(e) The determination of the Closing Working Capital by the Independent Accountant shall be (i) prepared in accordance with GAAP and Schedule 2.6(b), (ii) rendered in writing and delivered to Buyer and Seller within thirty (30) days after submission of such dispute or as soon thereafter as reasonably practicable as determined by the Independent Accountant, (iii) final and binding upon the Parties, and (iv) enforceable in any court of competent jurisdiction in the United States.

(f) If, as finally determined, the Closing Working Capital exceeds the Target Working Capital, then Buyer shall pay the amount of such excess to Seller by wiring such amount in immediately available Federal funds to a bank account designated by Seller, which shall be deemed to be an increase in the Purchase Price as described in Sections 2.4 and 2.5. If the Target Working Capital exceeds the Closing Working Capital, then Seller shall pay the amount of such excess to Buyer by wiring such amount in immediately available Federal funds to a bank account designated by Buyer, which shall be deemed to be a decrease in the Purchase Price described in Sections 2.4 and 2.5.

(g) Any payment due under Section 2.6 shall be due and payable within five Business Days following the final determination of the Closing Working Capital.

(h) Any account receivable of Seller which Buyer determines is uncollectible and for which Seller has not received credit in the working capital calculation, shall be retained by Seller; or if previously transferred to Buyer and Seller received credit in the working capital calculation, such account receivable shall be reassigned to Seller for collection by Seller to Seller’s benefit and Seller shall pay to Buyer the amount of such reassigned account receivable. If Seller decides to institute or take any action with respect to the collection of any such receivables, Seller will notify Buyer in advance and will confer in good faith with Buyer with respect to the collection of any such uncollected accounts receivable.

Section 2.7 Prorations. With respect to the accrued real property, personal property and other Taxes, utility and similar payments arising from the ownership or use of the Purchased Assets, the accrued rents and other payments under Assigned Contracts and similar accrued items all as relating to a Straddle Period, Buyer shall be responsible for only the pro rata portion thereof based upon the number of days in such Straddle Period following the Closing Date as a percentage of the total number of days in such Straddle Period.

Section 2.8 Allocation of Purchase Price. Prior to the Closing Date, Buyer and Seller shall agree on Schedule 2.8 (“Allocation Statement”), to be attached to this Agreement, setting forth the allocation of the Purchase Price among the Acquired Assets, including, without limitation, for purposes of Code section 754 in respect of any Related Entity properly treated as a partnership for federal income tax purposes. Seller and Buyer agree to allocate such Purchase Price among the Purchased Assets for all purposes (including financial accounting and Tax purposes) in accordance with such Schedule 2.8. Except with respect to any subsequent adjustments to the Purchase Price (which shall be allocated in the same manner for allocating the Purchase Price as provided in such Schedule 2.8), Buyer and Seller covenant to prepare and file their respective Tax Returns in a manner consistent with such allocation and not to take any position in any Tax Return, or examination or other administrative or judicial proceeding relating to any Tax Return, or for financial purposes that is inconsistent with such allocation. Buyer and Seller each shall file with their federal income Tax Returns an appropriate IRS Form 8594 reflecting such allocation. Payment of any Holdback Consideration is an increase to the Purchase Price and shall be allocated as a Class VII asset on form 8594.

Section 2.9 Closing. The closing of the transactions contemplated by this Agreement (the “Closing”) shall take place at a location or locations mutually satisfactory to the Parties commencing at 10:00 a.m. local time with an effective time at the close of business (i) on a date mutually agreeable to Buyer and Seller that is at least five (5) Business Days but not more than ten (10) Business Days after Buyer has notified Seller of the satisfaction or waiver of all conditions to the obligations of the Parties to consummate the transactions contemplated hereby (other than conditions with respect to actions the respective Parties will take at the Closing itself), or (ii) on such other date as Buyer and Seller may mutually agree in writing (the “Closing Date”).

Section 2.10 Deliveries and Actions at Closing. At the Closing,

(a) Seller will deliver to the Buyer Parties the various certificates, instruments and documents referred to in Section 7.1;

(b) The Buyer Parties will deliver to Seller the various certificates, instruments and documents referred to in Section 7.2; and

(c) Buyer will deliver to Seller and/or the Escrow Agent the Purchase Price as follows:

(i) by wire transfer on the day of the Closing and in accordance with Seller’s instructions as to the Base Amount;

(ii) by wire transfer on the day of the Closing and in accordance with the Escrow Agent’s instructions as to the Escrow Fund.

Section 2.11 Employment Agreements. Concurrent with the execution of this Agreement, the Buyer Parties are entering into Employment Agreements with James Shea, Jerry Shea and Stewart Shea in forms reasonably acceptable to the Buyer Parties and each of such persons, with the effective date of such Employment Agreements to be the Closing Date.

Section 2.12 Lease Extension Agreements. Concurrent with the execution of this Agreement, the Buyer Parties are entering into agreements in the forms attached hereto as Exhibit E with certain of those landlords set forth on Schedule 3.7(l) extending the terms of such leases.

ARTICLE III

Representations and Warranties of Seller

Seller represents and warrants to the Buyer Parties as follows:

Section 3.1 Organization.

(a) Seller, BTR and BWW are limited liability companies duly organized, validly existing and in good standing under the laws of the State of Louisiana. BFT is a limited liability company duly organized, validly existing and in good standing under the laws of the State of Delaware. CCSI is a limited partnership duly organized, validly existing and in good standing under the laws of the State of Texas. CCSIM is a limited liability company duly organized, validly existing and in good standing under the laws of Texas.

(b) Seller and the Related Entities (i) have all requisite organizational power and authority to own, lease and operate their respective properties and to carry on their respective businesses as now conducted, and (ii) are duly qualified or authorized to do business and are in good standing under the laws of each jurisdiction in which the conduct of their respective businesses or the ownership of their properties as of the date hereof requires such qualification or authorization.

Section 3.2 Authorization of Transaction.

(a) Seller has full power and authority (including full limited liability company power and authority) to execute, deliver and perform its obligations under this Agreement and the other Transaction Documents. Seller’s Members have approved the execution, delivery and performance of this Agreement and the other Transaction Documents by Seller.

(b) The execution, delivery and performance of this Agreement and the other Transactions Documents have been duly authorized by Seller. This Agreement has been duly executed by Seller.

(c) This Agreement and each other Transaction Document to which Seller is or shall be a party, assuming the due authorization, execution and delivery by each other Party hereto and thereto, constitutes a valid and legally binding obligation of Seller, enforceable against Seller in accordance with its terms and conditions, subject to (i) the effect of any applicable bankruptcy, reorganization, insolvency, moratorium, fraudulent conveyance or similar laws affecting creditors’ rights generally, (ii) general principles of equity, including concepts of materiality, reasonableness, good faith and fair dealing, regardless of whether considered in a proceeding in equity or at law, (iii) legal rights of rescission due to a vice of consent, and (iv) the effect of applicable laws or judicial decisions governing the enforceability of non-competition restrictions.

(d) Except as set forth on Schedule 3.2, Seller is not required by applicable Law to give any notice to, make any filing with, or obtain any Governmental Approval of any Governmental Authority in order to consummate the transactions contemplated by this Agreement.

Section 3.3 Non-contravention. Except as set forth on Schedule 3.3, neither the execution and the delivery of this Agreement and the other Transaction Documents nor the consummation of the transactions contemplated hereby or thereby, will:

(a) violate any provision of Seller’s articles of organization, limited liability company agreement or other governing or organizational documents,

(b) violate any Law or conflict with, result in a breach of, constitute a default under, result in the acceleration of, create in any Person the right to accelerate (whether after the giving of notice or lapse of time or both), terminate, modify or cancel, or require any notice or Consent under any Assigned Contract or Governmental Approval to which Seller is a party or by which Seller is bound or to which any of Seller’s assets is subject, or

(c) result in the imposition, loss, or creation of a Lien upon, or with respect to, any of the Purchased Assets, other than Permitted Liens.

Section 3.4 Subsidiaries and Affiliates.

(a) Schedule 3.4(a) sets forth (i) with respect to CCSI, each Person who is a partner of CCSI and the Equity Securities or percentage interest held by each such partner, and (ii) for each Related Entity that is a limited liability company, each Person who is a member or holder of any Equity Securities and the Equity Securities or percentage interest held by such Person. Except as set forth on Schedule 3.4(a), there are no subscriptions, calls, warrants, options or commitments of any kind or character relating to, or entitling any Person to purchase or otherwise acquire, any capital stock or other Equity Securities of any Related Entity. Except as set forth on Schedule 3.4(a), there are no commitments or agreements providing for the issuance of additional Equity Securities of any Related Entity, or for the repurchase or redemption of Equity Securities of a Related Entity. There are no agreements of any kind that may obligate a Related Entity to issue, purchase, register for sale, redeem or otherwise acquire any Equity Securities of such Related Entity. Except as set forth on Schedule 3.4(a), there are no voting trusts, partner or member agreements, proxies or other agreements in effect to which Seller or a Related Entity is a party or by which any of them may be bound with respect to the voting or transfer of Equity Securities of a Related Entity. Copies of the certificate of organization, limited liability company operating agreement, partnership agreement or other governing documents of each Related Entity have been provided or made available to a Buyer Party and are accurate and complete as of the date hereof. All of the outstanding shares of Equity Securities in the Related Entities have been duly and validly authorized and issued and are fully paid and nonassessable, and with respect to the Equity Securities of a Related Entity owned by Seller, are free and clear of any Liens or Liabilities other than Permitted Liens and Assumed Liabilities.

(b) Except as set forth on Schedule 3.4(b), neither Seller nor any Related Entity owns of record or beneficially any Equity Securities of any Person or any right (contingent or otherwise) to acquire the same.

(c) Except as set forth in Schedule 3.4(c), neither Seller nor any Related Entity is a member of (nor are any part of their respective businesses conducted through) any partnerships or limited liability companies, and neither Seller nor any Related Entity is a participant in any joint venture or similar arrangement. With respect to any joint venture or similar arrangement listed on Schedule 3.4(c), copies of the agreements or other documents governing such joint venture or arrangement have been provided or made available to a Buyer Party and are accurate and complete as of the date hereof.

Section 3.5 Sufficiency of Assets. Subject to normal external business conditions, and except as disclosed on Schedule 3.5, the Purchased Assets, together with the rights, goods and services granted or transferred pursuant to this Agreement and the other Transaction Documents, or, to the Knowledge of Seller to be performed by Seller pursuant to this Agreement and the other Transaction Documents, constitute all of the material assets used or held for use by Seller in the Business, and outside of the Business workforce no other assets are necessary to operate or conduct the Business as currently conducted.

Section 3.6 Certain Assets.

(a) Seller owns, leases or has the legal right to use all of the Purchased Assets, subject to the lessor’s, or any other third party’s, rights in any lease agreement set forth on Schedule 3.8, and further subject to any Permitted Liens.

(b) To the Knowledge of Seller, the Related Entities own, lease or have the legal right to use all of their assets used in the Business, subject to the lessor’s, or any other third party’s, rights in any lease agreement set forth on Schedule 3.8, and further subject to any Permitted Liens.

(c) With respect to each Assigned Contract, Seller enjoys the right to the benefits of such Contract in accordance with its terms. Seller owns and has good, marketable, indefeasible and insurable title to, or, to the extent any leasehold estates, easement estates or license rights are to be transferred or conveyed hereunder, has valid and subsisting estates, easement estates, interests or licensee rights in, the Purchased Assets, free and clear of all Liens and Liabilities, except for Permitted Liens and Assumed Liabilities, and further subject to the lessor’s, or any other third party’s, rights in any lease agreement set forth on Schedule 3.8.

(d) Subject to obtaining the Consents set forth on Schedule 3.6(d), Seller has the full right to convey, transfer, assign and deliver the Purchased Assets as provided herein. Without limiting the generality of the foregoing, Seller (A) has not granted, or agreed to grant, (1) any ownership interest or right in, or with respect to, any Purchased Asset or (2) any right to acquire or receive any Purchased Asset or any interest or right therein or with respect thereto, and (B) is not a party to, or bound by, any Contract, other than the Transaction Documents, affecting or relating to a right to transfer any Purchased Asset (or any interest or right therein or with respect thereto) that, in the case of either of foregoing clause (A) or (B), has had, or could reasonably be expected to result in, a Material Adverse Effect on the ability of Buyer (or its Affiliates) to utilize the Purchased Assets as contemplated by this Agreement and the other Transaction Documents.

(e) At the Closing, Seller shall transfer and deliver to Buyer (or its Affiliates), and Buyer (or its Affiliates) shall, receive, the interests and rights of Seller in all Purchased Assets (other than with respect to the Assigned Contracts requiring any Consent), free and clear of any Lien or Liability, except for Permitted Liens. Without limiting the generality of the foregoing, at the Closing, Seller shall transfer and deliver to Buyer (or its Affiliates), and Buyer (or its Affiliates) shall receive, valid title to the Facilities owned by Seller, the Personal Property of Seller and all other Purchased Assets, free and clear of any Lien, except for Permitted Liens.

(f) Except as set forth on Schedule 3.6(f), the Facilities and all Personal Property of Seller and the Related Entities are in good operating condition and repair, subject to ordinary wear and tear.

(g) Schedule 3.6(g) sets forth a true, correct and complete list of all Personal Property of Seller and the Related Entities with a book value in excess of $50,000.

(h) Except for the leases set forth on Schedule 3.6(h), none of the Purchased Assets are subject to any material Contract pursuant to which Seller, any Affiliate of Seller, a Related Entity or another Person is a lessee or lessor of, or holds, manages or operates, any Purchased Asset. Except as set forth on Schedule 3.6(h), neither Seller nor any of the Related Entities, is a party to any material Contract under which:

(i) it is a lessee or lessor of, or holds, manages or operates, any property (real or personal) owned by any Person other than Seller or a Related Entity that is exclusively or primarily used in the operation of, or otherwise in connection with, the Business, or

(ii) any property, real or personal, owned by Seller or a Related Entity that is exclusively or primarily used in the operation of, or otherwise in connection with, the Business is held, occupied, operated or managed by a Person other than Seller or a Related Entity.

With respect to each lease set forth on Schedule 3.6(h) pursuant to which Seller or a Related Entity is described therein as the lessee thereunder, it is the legal owner and holder of the leasehold estates purported to be granted by such lease.

(i) Schedule 3.6(i) sets forth a general description of the Owned Real Property of each Related Entity, and the interest of any Related Entity in such Owned Real Property. Seller does not own any Real Property.

(j) Schedule 3.6(j) sets forth a general description of the Leased Real Property of Seller and each Related Entity, and the interest of Seller and any Related Entity in such Leased Real Property. “Sublease” means any lease where Seller or any Related Entity subleases any part of any Leased Real Property to any Person. All Subleases are listed on Schedule 3.6(j).

(k) Schedule 3.6(i) and 3.6(j) set forth all of the real property in which Seller or any Related Entity holds an interest (as owner, lessee, licensor or otherwise).

Section 3.7 Real Property.

(a) All of the Real Property is described on Schedules 3.6(i) and 3.6(j). Neither Seller nor any Related Entity uses or occupies any real estate other than the Real Property. Neither Seller nor any Related Entity has any interest in the Real Property other than as set forth on Schedules 3.6(i) and 3.6(j). No party other than Seller and the Related Entities use or occupy any part of the Real Property, subject to the terms of any lease of Real Property set forth in Schedule 3.6(h) or 3.7(m).

(b) There is no pending or, to the Knowledge of Seller, threatened Proceeding against Seller, any Related Entity or any other party that could materially adversely affect the interest of Seller or any Related Entity in any of the Real Property, the use, occupancy or operation of the Real Property by Seller or any Related Entity, the Real Property or any portion thereof, or the value or utility of any Facility or any portion hereof, including without limitation, in eminent domain, for rezoning or otherwise, nor does Seller know of the existence of any fact that could be reasonably likely to give rise to any such Proceeding.

(c) The Real Property and the use and occupancy of the Real Property by Seller and the Related Entities comply in all material respects with all Laws, including without limitation the Americans with Disabilities Act, and all private covenants and indentures and Contracts affecting such Real Property, and neither Seller nor any Related Entity has received any notice that any of the Real Property does not so comply. The use and occupancy of the Real Property by Seller and the Related Entities is permitted by Laws and all private covenants and indentures and Contracts affecting such Real Property of Seller or Related Entity without any variance, special use permit or other exception or special proceeding, and Seller’s and Related Entities’ use or occupancy of the Real Property or any portion thereof and the operation of the business as currently conducted is not dependent on a “permitted non-conforming use” or “permitted nonconforming structure” or similar variance, exemption or approval from any governmental entity.

(d) To the Knowledge of Seller, there is no public improvement or special assessment affecting, or that could affect, the Real Property, or any portion thereof that has resulted in or could result in any charge being levied or assessed against any of the Real Property or in the creation of any Lien against any of the Real Property, or that is or could be payable by Seller or any Related Entity.

(e) To the Knowledge of Seller, there is no plan, study or program in effect by any Governmental Authority to widen, modify or realign any public street providing access to the Real Property. Seller and the Related Entities have legal and practical vehicular, rail and ship access and rights of ingress and egress to and from all of the Real Property, including to and from each Facility.

(f) There is no commitment or agreement with any Governmental Authority or public or private utility with respect to any of the Real Property or any other Purchased Asset or any portion of the foregoing that has not been disclosed in writing by Seller to a Buyer Party.

(g) To the Knowledge of Seller, there is no mining, mineral or water extraction or development project planned or in progress under the Real Property or any portion thereof or on or under any other land adjacent thereto that would materially affect (including by subsidence) the Real Property or any other Purchased Asset or any portion of the foregoing.

(h) The Real Property and all improvements, buildings, structures, fixtures, building systems and equipment (including the mechanical, plumbing, heating, sprinkler and fire suppression, electrical and air conditioning systems), and all components thereof, are in good condition and repair and sufficient for the operation of the Business and there are no defects in any of the foregoing, normal wear and tear excepted. To the Knowledge of Seller, there is no defect or condition of the soil that could materially impair the operation or structural integrity of the Facilities or any portion thereof.

(i) All water, oil, gas, electrical, steam, compressed air, telecommunications, sewer, storm and waste water systems and other utility services or systems for the Real Property and the current operations of the Seller and the Related Entities have been installed within lawful rights of way owned by Seller and are connected to the improvements and Facilities and are operational and sufficient for the operation of the business of Seller and Related Entities as currently conducted thereon.

(j) The Facilities and other improvements of Seller and the Related Entities are located wholly within the boundaries of the Real Property and no part thereof encroaches onto any adjoining land.

(k) Other than Permitted Liens, there are no improvements, fixtures, buildings, structures or fences that are not included as part of the Facilities that are located within or encroach upon the Real Property, and there are no improvements that are not owned by Seller or any Related Entities located on any of the Real Property or encroaching onto the Real Property.

(l) Schedule 3.7(l) identifies each party who is an Affiliate of Seller, or an Affiliate or family member of any of Seller’s Members who is the owner of any Leased Real Property. The parties so identified in Schedule 3.7(l) as the owner of such parcel of Leased Real Property has good and marketable leasehold title to the Leased Real Property, free and clear of all Liens, except Permitted Encumbrances, and such Leased Real Property is not subject to any Lien, easement, right-of-way, or building or use restriction, other than Permitted Liens, and there are no outstanding options, rights of first offer or rights of first refusal to purchase such Leased Real Property or any portion thereof or interest therein.

(m) Schedule 3.7(m) contains a list of each of the tenants, including any tenants under any Subleases, located at any Real Property.

(n) All accounts for work and services performed and materials provided or furnished upon or in respect of the Real Property have been fully paid and satisfied and no Person is entitled to claim any Lien against the Real Property or any part thereof. Except as set forth on Schedule 3.7(n), no material alteration, repair, improvement or other work has been ordered, directed or requested in writing to be done or performed to or in respect of the Real Property or any Facility which (i) has not been completed and (ii) is not in the Ordinary Course of Business. Each lease (“Lease”) pursuant to which Seller or any Related Entity has the right of occupancy or use or any interest in any Real Property is legal, valid, binding, enforceable and in full force and effect.

(o) There is no default under any Lease or Sublease by any party thereto, and there is no dispute or event that with the passage of time or giving of notice would be a default under any Lease or Sublease by any party thereto.

(p) Neither Seller nor any Related Entity owes, or will owe in the future, any brokerage commissions or finder’s fees with respect to any Lease or Sublease, and does not owe and will not owe in the future any sums or reimbursements for any improvements or allowances under any Lease or Sublease.

(q) The other party to any Lease or Sublease is not an Affiliate of, and otherwise, except for payments of rent, does not have any economic interest in, Seller or any Related Entity.

(r) Neither Seller nor any Related Entity has pledged, mortgaged, hypothecated, assigned, sublet, transferred, or granted any interest in any Lease or Sublease, or any Leased Real Property or any of the improvements thereon. Except as set forth on Schedule 3.7(r), none of the Real Property or any portion thereof is located in a flood hazard area (as defined by the Federal Emergency Management Agency), or in a wetlands area designated by Federal or state authorities.

Section 3.8 Material Contracts.

(a) Except for Contracts listed on Schedule 3.8, there is no Contract to which Seller, or to Seller’s Knowledge, a Related Entity is a Party which is:

(i) a Contract with any labor union or association;

(ii) a note, loan, credit agreement or other Contract relating to the borrowing of money (including derivative or hedging instruments) by Seller or the Related Entities in connection with the Business or to the direct or indirect guarantee or assumption by Seller of the obligation of any other Person related thereto with respect to the Business;

(iii) a lease or similar agreement under which Seller or a Related Entity is a lessee of, or holds or operates, any real property owned by any third party;

(iv) a Contract involving future payment for goods or services by Seller or a Related Entity of more than $50,000 annually;

(v) a Contract involving the obligation of Seller or a Related Entity to deliver in the future goods or services for payment of more than $50,000 annually;

(vi) a Contract evidencing any Lien on any of the Purchased Assets (other than Permitted Liens);

(vii) an executory Contract for the sale of any of the Purchased Assets or any assets of a Related Entity other than Inventory in the Ordinary Course of Business or for the grant to any Person of any preferential rights to purchase any Purchased Assets or any assets of a Related Entity other than Inventory in the Ordinary Course of Business;

(viii) a Contract for a joint venture, strategic alliance, partnership or sharing of profits, in each case involving equity ownership by Seller or a Related Entity, or a Contract relating to a licensing arrangement or sharing of proprietary information involving Seller or a Related Entity outside of the Ordinary Course of Business;

(ix) a Contract containing covenants of Seller or a Related Entity not to compete in any line of business or with any Person in any geographical area or not to solicit or hire any Person with respect to employment or covenants of any other Person not to compete with Seller or a Related Entity in any line of business or in any geographical area or not to solicit or hire any Person with respect to employment;

(x) a Contract relating to the acquisition (by merger, purchase of stock or assets or otherwise) by Seller or a Related Entity of the capital stock or any operating business or material assets (excluding goods and services acquired in the Ordinary Course of Business) of any other Person; or

(xi) a Tax sharing agreement.

(b) Each Assigned Contract (i) constitutes a valid and binding obligation of Seller or the Related Entities party thereto, subject to legal rights of rescission due to a vice of consent, (ii) is in full force and effect and (iii) is not terminable by the other party thereto by reason of the transaction contemplated by this Agreement. Seller is not in default under any Assigned Contract.

Section 3.9 Intellectual Property and Technology.

(a) Except for standard, non-custom, computer software, for which Seller is duly licensed to operate, Seller does not own and is not licensed to use any patents, trademarks, tradenames, service marks, copyrights, mask works or other intellectual or proprietary rights other than its corporate name which is registered with the Louisiana Secretary of State, a license agreement with Floatec Deepwater Services, Inc., a copy of which has been provided to Buyer and its unregistered company logo which it has used in the Business since 1998, all of which are identified on Schedule 3.9(a). Except for standard, non-custom, computer software, for which one or more of the Related Entities is duly licensed to operate, the Related Entities do not own and are not licensed to use any patents, trademarks, tradenames, service marks, copyrights, mask works or other intellectual or proprietary rights other than their respective corporate names which are registered with the Secretaries of State of their respective States of organization or formation, and the unregistered company logos of CCSI, which has been used in the Business since 1982, BTR, which has been used in the Business since 1994, BFT, which has been used in the Business since 2000, and BWW which has been used in the Business since 2005, all of which have also been identified on Schedule 3.9(a).

(b) Except as set forth on Schedule 3.9(b), neither Seller, the Related Entities, nor any of their respective officers or employees, has any patents issued or patent applications pending for any device, process, method, design or invention of any kind now used or needed by Seller or the Related Entities in the furtherance of the Business operations as currently being conducted or as currently proposed to be conducted by Seller or the Related Entities.

(c) CCSI has Intellectual Property which is set forth on Schedule 3.9(c).

(d) Except as set forth on Schedule 3.9(d), Seller and each Related Entity have full and valid right, title and interest in, or have valid and continuing rights to use, all of their respective Intellectual Property and Technology, free and clear of all Liens or obligations to others (other than Permitted Liens). Seller has the right to sell its Intellectual Property and Technology to Buyer, free and clear of all Liens or obligations to others (other than Permitted Liens). Except as set forth on Schedule 3.9(d), there is no action, suit, proceeding, investigation, notice or complaint pending or, to the Knowledge of Seller, threatened, by any Person before any court or tribunal relating to any Technology or Intellectual Property, nor has any claim or demand been made to Seller that (A) challenges the validity, enforceability, use or ownership of any Technology or Intellectual Property or (B) alleges that any aspect of the Business infringes or otherwise violates any Person’s right in or to its own intellectual property, nor is there any basis for any such claim or demand. To Seller’s Knowledge, no Person is infringing any of the Intellectual Property.

(e) Schedule 3.9(e) sets forth a complete and accurate list of: (a) all agreements pursuant to which Seller or a Related Entity has licensed a third party for any purpose related to any of the Intellectual Property or Technology; and (b) all agreements pursuant to which Seller or a Related Entity receives a license from any third party of any intellectual property rights or technology (excluding systems Software used by Seller or a Related Entity on a corporate-wide basis and off-the-shelf Software) used in connection with the Business. Except as set forth on Schedule 3.9(e) and to the Knowledge of Seller, the consummation of the transactions contemplated by this Agreement will not give rise to a right of any counterparty to terminate or limit the rights of Seller, a Related Entity, Buyer or ITI with respect to any Intellectual Property and/or Technology

(f) Seller and each Related Entity has taken reasonable measures, consistent with practices in their industry, to protect the confidentiality of all trade secrets included in the Intellectual Property and Technology that are material to the Business. Except for disclosures made to customers, clients, partners or prospects pursuant to non-disclosure agreements as contained in Seller’s data room materials, neither Seller nor a Related Entity has disclosed or provided to any Person (other than an employee under enforceable obligations of confidence) any confidential or secret material concerning the Intellectual Property or Technology.

Section 3.10 Inventories. All of the Inventory, whether raw materials, work in process, finished products or supply and packaging materials, are usable or saleable in the Ordinary Course of Business without discount from stated value. None of the Inventory is obsolete, damaged or defective, subject only to the reserve for Inventory write-off set forth in the Financial Statements (and not in any notes thereto), as adjusted for the passage of time through the Closing Date in accordance with the past custom and practice of Seller or a Related Entity with respect to the Business. Such Inventory is fairly reflected in all material respects in the Financial Statements, including all appropriate reserves, and except as set forth in Schedule 3.10, the Inventory has been valued at the lower of cost or market. At the Closing, the Inventory will be at levels sufficient for Buyer and the Related Entities to conduct the Business in the Ordinary Course of Business.

Section 3.11 Customers and Suppliers.

(a) Schedule 3.11(a) sets forth a list of the 20 largest customers and the 20 largest suppliers of Seller and each Related Entity, as measured by the dollar amount of purchases therefrom or thereby, during each of the years ended December 31, 2006 and 2007 and the nine-month period ended September 30, 2008.

(b) Except as set forth on Schedule 3.11(b), neither Seller nor any of the Related Entities is engaged in any material dispute with any customer or supplier with respect to the Business, and, to the Knowledge of Seller, no customer or supplier representing revenues in excess of $100,000 per year or expenses in excess of $50,000 per year to Seller or a Related Entity with respect to the Business has indicated that it intends to terminate any Contract, not renew any Contract that provides for automatic renewal, materially reduce its future purchases from or sales to Seller or any Related Entity or otherwise adversely modify its arrangements with Seller or any Related Entity, in each case with respect to the Business.

Section 3.12 Warranties.

(a) No material warranty or similar Claim is currently pending against Seller or a Related Entity in connection with the Business.

(b) Except as set forth on Schedule 3.12(b), no material amount of goods manufactured, sold and delivered within the past three years in the Business has failed to be in conformity in all material respects with all product specifications and warranties provided to customers thereof.

Section 3.13 Financial Information. Complete and accurate copies of the Financial Statements are set forth in Schedule 3.13. The Financial Statements have been prepared in accordance with GAAP (except as set forth in Schedule 3.13), accurately reflect the books and records of Seller and each Related Entity in all material respects and present fairly the financial condition of Seller and each Related Entity as of the dates and for the periods set forth therein.

Section 3.14 Absence of Certain Changes; Conduct of Business.

(a) Since December 31, 2007, the Business has been conducted in the Ordinary Course of Business and there has not been any Material Adverse Effect. Except as set forth on Schedule 3.14, since December 31, 2007, neither Seller nor any Related Entity have with respect to the Business or the Purchased Assets:

(i) failed to duly comply in all material respects with all applicable Laws and Governmental Approvals, including all Environmental Laws, applicable to the Business;

(ii) failed to maintain and repair the Purchased Assets or any assets of the Related Entities (including the making of scheduled capital expenditures) in the Ordinary Course of Business;

(iii) created any new Lien on any of the Purchased Assets or any assets of the Related Entities, other than Permitted Liens;

(iv) except in the Ordinary Course of Business, waived or released any material right relating to the Purchased Assets, the assets of any Related Entity or the Business;

(v) except as required by Law or this Agreement, (i) granted any severance or termination pay to any Employee, (ii) entered into any Employment Agreement (or any amendment to any such existing agreement) with any Employee, (iii) increased benefits payable under or, except as expressly required by this Agreement, conditions concerning eligibility to receive benefits under any existing severance or termination pay policies or employment agreements with respect to any Employee, (iv) established, amended or terminated any Benefit Plan, or (v) increased compensation, bonus or other benefits payable to any Employee, other than, in the case of clauses (i) through (v) above, in the Ordinary Course of Business;

(vi) sold, assigned or otherwise transferred, or agreed to sell, assign or otherwise transfer, any of the Purchased Assets, any assets of a Related Entity, or any of Seller’s or a Related Entities’ interests therein (except for sales of Inventory in the Ordinary Course of Business);

(vii) made any change in any accounting principle or costing methodology with respect to the Purchased Assets, any assets of a Related Entity or the Business, except to the extent required by GAAP;

(viii) made any Tax election or settled or compromised (or agreed to settle or compromise) any Liability for Taxes that would reasonably be expected to materially and adversely affect the Purchased Assets, the assets of a Related Entity or the Business after the Closing;

(ix) committed to make a capital expenditure or other addition or improvement to property, buildings and equipment, in each case that is anticipated to have an outstanding balance in excess of $50,000;

(x) except in the Ordinary Course of Business, created any material Liability with respect to any of the Purchased Assets, the assets of any Related Entity or with respect to the Business that would be an Assumed Liability;

(xi) settled any Proceedings involving payment of more than $50,000;

(xii) suffered any damage, destruction or other casualty loss (whether or not covered by insurance) affecting the Business, any Purchased Asset or any assets of a Related Entity which, individually or in the aggregate, has had, or could reasonably be expected to result in, a Material Adverse Effect; or

(xiii) except as set forth on Schedule 3.14, written off any accounts receivable or Seller or a Related Entity without adequate consideration.

(b) Except as set forth on Schedule 3.14, since September 30, 2008, no Related Entity has made any distribution or dividend of cash or other property to its members or partners.

Section 3.15 Employees. Schedule 3.15 sets forth a correct and complete list of each Employee of Seller or the Related Entities and such Employee’s name, employee identification number, title, position, hire date, salary or wage rate, target bonus amount and work location. In addition, Schedule 3.15 includes any Employee or former Employee of Seller or the Related Entities who, in the past ninety days, has been laid off or whose employment has otherwise ended, or whose hours have been reduced by more than 25% compared to the average hours worked by such Employee or former Employee during the 6 months prior to the diminution of hours. For each such Employee or former Employee encompassed within the second sentence of this Section 3.15, Schedule 3.15 includes the date of any layoff, ending of employment, or diminution of hours, and the reason(s) therefore.

Section 3.16 Labor Issues. There is no strike, work stoppage, walkout, handbilling, picketing or, to the Knowledge of Seller, work slowdown or other “concerted action” involving any Employee. Except as set forth in Schedule 3.16, no Employee is represented by a union, labor organization or collective bargaining representative, whether or not certified by the NLRB or any other government agency. To the Knowledge of Seller, no representation election petition has been filed by any Employee or is pending with the NLRB or other government agency, and no union organizing campaign involving or affecting any Employee has occurred, is in progress or is threatened. No unfair labor practice charge (or litigation alleging such claim) has been filed or, to the Knowledge of Seller, is threatened or is presently pending against Seller or any Related Entity relating to an Employee. No administrative charge has been filed or, to the Knowledge of Seller, is threatened or is pending alleging any violation of any Laws relating to labor or employment practices, including but not limited to charges of discrimination or complaints of alleged violations of wage and hour, plant closing, occupational safety and health, immigration, worker’ compensation, or employee leave laws. Neither Seller nor any Related Entity has taken any action that could constitute a “mass layoff’ or “plant closing” within the meaning of the WARN Act or that could otherwise trigger any notice requirement or material Liability under any local or state plant closing notice Law with respect to the Business, and no such actions are contemplated. Except as set forth in Schedule 3.16, there is no Employment Agreement between (A) Seller or any Related Entity and (B) any Employee. Seller and each Related Entity, with respect to the Employees, have complied and are in compliance in all material respects with all Laws relating to labor and employment practices, including all Laws relating to terms and conditions of employment, wages, hours, minimum wages, overtime, employee leave, collective bargaining, workers’ compensation, occupational safety and health, equal employment opportunity and immigration.

Section 3.17 Benefit Plans.

(a) Schedule 3.17 sets forth a complete and accurate list of all Benefit Plans in which any Employee participates. There is no Proceeding in progress, pending or, to the Knowledge of Seller, threatened by the IRS, the Department of Labor or the Pension Benefit Guaranty Corporation with respect to any Benefit Plan (other than routine claims for benefits). All Benefit Plans have been administered in material compliance with their terms and are in compliance in form and operation in all material respects with the requirements prescribed by applicable Law, and Seller and each Related Entity has performed all material obligations required to be performed by it under, and is not in any material respect in default under or in violation of, any Benefit Plan. Neither Seller nor any Related Entity has received any written notice that any Benefit Plan is not in compliance with the terms of such Benefit Plan, any collective bargaining agreement or other Contract, ERISA, any other applicable Law or otherwise and, to the Knowledge of Seller, there is no such non-compliance.

(b) Each Benefit Plan intended to be qualified under section 401(a) of the Code has received a favorable determination letter which covers all amendments to the plan, and nothing has occurred since the date of the most recent determination that could cause any such Benefit Plan or trust to fail to qualify under section 401(a) or 501(a) of the Code.

(c) Except as provided in Schedule 3.17, the transactions contemplated by this Agreement shall not (i) result in any additional payment (including any severance payment) to, or any benefit accrual under, or (ii) increase any vested interest in, a Benefit Plan or otherwise for any Employee or any dependent of such Employee.

(d) None of the Assumed Liabilities is an obligation to make a payment that will not be deductible according to section 280G of the Code.

(e) Schedule 3.17 sets forth a true, correct and complete list of all agreements and plans (written or oral) providing for “deferral of compensation” as defined under Section 409A of the Code (and any regulations or other guidance issued by the IRS with respect to Section 409A of the Code) to an Employee or any Person providing services to Seller or any Related Entity (or would provide for “deferral of compensation” except that the agreement or plan is a “grandfathered” plan or arrangement under Section 409A, or a plan or arrangement exempt from Section 409A under the “short-term deferral rule” or the “involuntary separation from service rule”). Except as indicated on Schedule 3.17 (i) all agreements and plans have been maintained in good faith compliance with Section 409A of the Code (and applicable regulations or other applicable guidance issued by the IRS with respect to Section 409A of the Code) or (ii) are grandfathered from, and not subject to, Section 409A of the Code. Prior to December 31, 2008 (1) Seller has amended its deferred compensation Benefit Plan so that it complies, in form, with the requirements of section 409A of the Code, (2) Seller has caused CCSI to amend its deferred compensation Benefit Plan to comply, in form, with the requirements of section 409A of the Code, and (3) Seller and each Related Entity, to the extent Seller Controls a Related Entity, has amended all employment agreements to comply, in form, with the requirements of section 409A of the Code.

Section 3.18 Litigation. Except as set forth on Schedule 3.18, there is no pending or, to Seller’s Knowledge, threatened Proceeding, by any Governmental Authority or other Person against Seller or any Related Entity which has resulted or if threatened may result, in (i) the institution of Proceedings to prohibit, enjoin or restrain the performance in any material respect by Seller of this Agreement or any of the Transaction Documents to which Seller is to be a party, or (ii) a Claim for damages related to the Purchased Assets, the assets of any Related Entity, the Facilities, the Business or any of the Transaction Documents, in either case, except for any matter involving a claim for damages of less than $50,000. Except as set forth on Schedule 3.18, there are no injunctions or consent decrees currently in effect against Seller or any Related Entity.

Section 3.19 Compliance With Laws. Except as disclosed on Schedule 3.19 and except with respect to Environmental Laws, which are covered in Section 3.21, (i) neither Seller nor any Related Entity has during the five-year period prior to the date hereof failed to comply with any

Laws applicable to their respective operations with respect to the Business, the Purchased Assets or the assets of each Related Entity which has or would reasonably be expected to have a Material Adverse Effect, (ii) neither Seller nor any Related Entity has received any notice of or been charged with the violation of any laws with respect to the Business which has not been resolved; and (iii) neither Seller nor any Related Entity has received notice that it is under investigation with respect to the violation of any Laws with respect to the Business.

Section 3.20 Permits.

(a) Schedule 3.20(a) sets forth a true, correct and complete list of (i) all material Governmental Approvals and (ii) to the Knowledge of Seller, all Governmental Approvals that are not material (other than, in each case, Environmental Permits, which are covered in Section 3.21), in each case, held by the Seller or any Related Entity with respect to the Business, the Purchased Assets or the assets of any Related Entity, including the Facilities, as conducted, owned, held, utilized and operated on the date hereof (the “Business Governmental Approvals”). To the Knowledge of Seller, except for the Business Governmental Approvals set forth on Schedule 3.20(a), there are no Governmental Approvals that are necessary for the lawful operation of the Business or the ownership or utilization or operation of the Purchased Assets or any assets of a Related Entity, including the Facilities. All of the Business Governmental Approvals have been issued to Seller or a Related Entity and are in full force and effect, and, to the Knowledge of Seller, there are no reasonable grounds to believe that any such Business Governmental Approval shall not be renewed upon expiration. Seller and the Related Entities have fulfilled and performed all of their respective material obligations with respect to the Business Governmental Approvals. To the Knowledge of Seller, no event has occurred that allows, or after notice or lapse of time could allow, revocation or termination of any Business Governmental Approval or results, or after notice or lapse of time could result, in any material adverse effect with respect to the holder of any Business Governmental Approval.

(b) Except as set forth in Schedule 3.20(b), (i) all of the material Business Governmental Approvals held by Seller (other than Environmental Permits, which are covered in Section 3.21) are transferable to Buyer without cost or any action on the part of Seller or any other Person or on Buyer’s part, (ii) no material Business Governmental Approval (other than Environmental Permits, which are covered in Section 3.21) has been revoked or suspended within the preceding five years, (iii) neither Seller nor any Related Entity has been involved in a Proceeding or, to the Knowledge of Seller, investigation, whether formal or informal, to revoke, suspend, limit or restrict any Business Governmental Approval (other than Environmental Permits, which are covered in Section 3.21) within the preceding five years, (iv) neither Seller nor any Related Entity has been notified by any Governmental Authority or other Person that there is cause to revoke, suspend, limit or restrict any Business Governmental Approval (other than Environmental Permits, which are covered in Section 3.21) and (v) to the Knowledge of Seller, no such revocation, suspension, limitation or restriction is threatened by any Governmental Authority.

(c) Attached hereto as Schedule 3.20(c) is a list of all currently pending applications of Seller and any Related Entity for material Governmental Approvals (other than

Environmental Permits, which are covered in Section 3.21) with respect to the Business, the Purchased Assets or any assets of a Related Entity, and the current status of all such applications, which list is true, correct and complete.

Section 3.21 Environmental Matters.

(a) Except as set forth on Schedule 3.21:

(i) Seller and the Related Entities’ operation of the Business has complied and is in compliance with all applicable Environmental Laws and contractual obligations (including lease provisions applicable to the Real Property) concerning public health and safety, worker health and safety, Hazardous Substances and the Environment.

(ii) Seller and the Related Entities have obtained and are in compliance with all Environmental Permits necessary for the lawful operation of the Business and the Real Property, when and for the time periods such Environmental Permits were and are necessary to the Business. All Environmental Permits are listed in Schedule 3.21 and no investigation or proceeding is pending or, to the Knowledge of Seller, threatened to modify, revoke or limit any Environmental Permit. Where necessary to obtain timely renewal of any such Environmental Permit, Seller and the Related Entities have applied for renewal of such Environmental Permit.

(iii) Seller and the Related Entities have never received or been subject to any Environmental Claim, have not received any written or oral notice, report, or other information regarding any pending or threatened Environmental Claim, and there is no basis in law or in fact for any Environmental Claim.

(iv) There are no Environmental Conditions caused by Seller or any Related Party, or to the Knowledge of Seller caused by any third party, at, on, under or emanating to or from the Real Property, any formerly owned or operated property or any other property for which Seller or the Related Entities are liable or responsible under Environmental Laws, the leases, contract or otherwise.

(v) Seller and the Related Entities have never treated, stored, manufactured, processed, distributed, disposed of, arranged for, caused or permitted the dumping, disposal or other release of any Hazardous Substances at the Real Property, at any formerly owned or operated property or at any other property that has or, if such event were discovered, will give rise to any Environmental Claim or require Cleanup under Environmental Laws.

(vi) Seller and the Related Entities have not, either expressly or by operation of law, assumed or undertaken any liability or responsibility of another person or entity, (whether or not affiliated with Seller, the Related Entities or their predecessors or Affiliates) for Cleanup, any Environmental Claim or other liability or responsibility under Environmental Laws.

(vii) Neither this Agreement nor the consummation of the transaction contemplated by this Agreement will trigger or result in (a) any responsibility or obligation for investigation, Cleanup or notification to or consent of Governmental Authority or any other Person; or (b) any requirement to assign or transfer any Environmental Permit.

(viii) Seller and the Related Entities did not own or operate any underground or above ground tanks containing, or previously containing Hazardous Substances at any Real Property and Seller and the Related Entities did not own or operate any such tanks at any property formerly owned, leased or occupied by Seller or the Related Entities.

(ix) Neither Seller nor any Related entity have placed any asbestos-containing materials, PCB-containing transformers, capacitors, hydraulic lifts or other related equipment on the Real Property and no landfills, surface impoundments, or waste disposal areas, located at or on the Real Property.

(x) There are no Pre-Closing Environmental Liabilities of Seller and the Related Entities that are not identified on Schedule 3.21.

(xi) There are no liens filed or recorded against any Real Property or Leasehold arising under any Environmental Law and Sellers have not received any notice that any such lien is threatened to be recorded or filed against any Real Property or Leasehold.

(xii) There are no recorded or unrecorded restrictions on activities or use of the Real Property or the groundwater beneath the Real Property and there are no recorded or unrecorded covenants or requirements to install or maintain engineered barriers (such as a concrete or asphalt cap over contaminated media) arising from any Environmental Condition or pursuant to Environmental Laws.

(xiii) Seller and the Related Entities have provided the Buyer Parties with true and correct copies of all environmental assessments, audits, evaluations, studies, and tests in their possession or within their reasonable control relating to the Business, the Real Property, any real property previously owned, leased, or used by or on behalf of Seller or the Related Entities or have at any time had a legal or beneficial interest.

(b) Neither Seller nor the Related Entities have been identified or listed as a potentially responsible party or a responsible party for Clean or Cleanup Costs under CERCLA or any other applicable Environmental Law, nor has Seller received any information request pursuant to any applicable Environmental Law from any Governmental Authority, and no portion of the Real Property is listed or, to the Knowledge of Seller, proposed for listing on the National Priorities List or any similar listing under any other Environmental Law.

(c) Neither Seller nor the Related Entities have received any written or oral communication from a Governmental Authority, Person or any citizens’ group, employee or otherwise within the past five years, alleging (i) that any of Seller or Related Entities or any Real Property has violated or is in violation of any Environmental Law or is liable for any Cleanup of Hazardous Substances or (ii) that the Sellers have any Pre-Existing Environmental Liability.

(d) Seller and the Related Entities have timely filed all material reports, obtained all material Consents and Permits and generated and maintained, and currently generates and maintains, all material Consents, Permits, data, documentation and records required under applicable Environmental Laws.

Section 3.22 Taxes

(a) Seller has duly filed or caused to be filed, on or before the due date thereof (determined with regard to extensions disclosed in Schedule 3.22), with the appropriate taxing authority all Tax Returns that it was required to file in respect of Seller, the Purchased Assets and each Related Entity. All such Tax Returns (including any amendment thereto) were correct and complete in all material respects, and there is no position taken on any Tax Return with respect to the Purchased Assets or the Related Entities for which there is not substantial authority within the meaning of Code section 6662. All Taxes owed by Seller or any Related Entity (whether or not shown on any Tax Return), and subsequent assessment with respect thereto, have been timely paid. Except as set forth in Schedule 3.22, neither Seller nor any Related Entity currently is the beneficiary of any extension of time within which to file any Tax Return. Each of Seller and the Related Entities have withheld and paid all Taxes required to have been withheld and paid in connection with amounts paid or owing to any employee, independent contractor, creditor, stockholder, partner, member or other third party, and all Forms W-2 and 1099 required with respect thereto have been properly completed and timely filed. All Persons retained by Seller or the Related Entities as independent contractors have been properly qualified as such.

(b) There are no liens, attachments, or similar encumbrances on Seller or any Related Entity with respect to any Taxes, other than any liens for Taxes of Seller or a Related Entity that are not yet due and payable. There are no pending or, to the Knowledge of Seller, threatened audits, investigations, claims, proposals or assessments for or relating to any Taxes of Seller or any Related Entity. There are no matters under discussion with any governmental authorities with respect to Taxes of Seller or any Related Entity that could result in any additional amount of Taxes with respect to the Purchased Assets or any Related Entity.

(c) Schedule 3.22 lists all federal, state, local, and foreign income Tax Returns filed with respect to Seller, the Purchased Assets and any Related Entity for taxable periods ended on or after December 31, 2003, indicates those Income Tax Returns that have been audited, and indicates those Income Tax Returns that currently are the subject of audit. Neither Seller nor any Related Entity has waived any statute of limitations in respect of Taxes or agreed to any extension of time with respect to a Tax assessment or deficiency. There are no requests for rulings or determinations, or applications requesting permission for a change in accounting practices, in respect of Taxes of Seller or any Related Entity, pending with any governmental authority.

(d) Seller has made available to the Buyer Parties correct and complete copies of all federal income Tax Returns and amendments thereto filed by Seller and each Related Entity since December 31, 2003 and all examination reports and statements of deficiencies received by or agreed to by any of them with respect to federal Income Tax Returns since December 31, 2003.

(e) Neither Seller nor any Related Entity has made any payments, is obligated to make any payments, or is a party to any agreement that under certain circumstances could obligate it to make any payments that will not be deductible according to Code section 280G. Neither Seller nor any Related Entity is a party to any Tax allocation or sharing agreement. Neither Seller nor any Related Entity (A) has been a member of an affiliated group filing a consolidated federal Income Tax Return or (B) has any liability for the Taxes of any Person under Reg. §1.1502-6 (or any similar provision of state, local, or foreign law), as a transferee or successor, by contract, or otherwise.

(f) Except as set forth on Schedule 3.22, Seller is not a party or subject to any joint venture, partnership, or other arrangement or contract that could be treated as a partnership for federal income tax purposes. Neither Seller nor any Related Entity has been a United States real property holding corporation within the meaning of Code section 897(c)(2) during the applicable periods specified in Code §897(c)(1)(A)(ii). None of the Purchased Assets or the assets of any Related Entity (a) is property required to be treated as being owned by another person for federal income tax purposes, (b) constitutes “tax-exempt use property” within the meaning of Code section 168(h)(1); (c) is tax-exempt bond financed property within the meaning of Code section 168(f); (d) are subject to a section 467 rental agreement as defined in Code section 467; or (e) constitute an “amortizable section 197 intangible” within the meaning of Code section 197(c) that is not amortizable by reason of having been acquired pursuant to the nonrecognition transactions described in Code section 197(f)(2)(B) or the anti-churning rules of Code section 197(f)(9) and the Regulations thereunder, except for any limitations caused by the actions of Buyer. Seller is not a foreign person within the meaning of Code section 1445.

(g) No Related Entity will be required to include any item of income in, or exclude any item of deduction from, taxable income for any taxable period (or portion thereof) ending after the Closing Date as a result of any (i) change in method of accounting for a taxable period ending on or prior to the Closing Date under Code section 481(c) (or any corresponding or similar provision of state, local or foreign income Tax law); (ii) “closing agreement” as described in Code section 7121 (or any corresponding or similar provision of state, local or foreign income Tax law) entered into on or prior to the Closing Date; (iii) installment sale made on or prior to the Closing Date; (iv) related party or intercompany transaction or prepaid amount received on or prior to the Closing Date; or (v) any prepaid amounts received on or prior to the Closing Date.

(h) Schedule 3.22 accurately sets forth a list of all states, counties, cities and other taxing jurisdictions (whether foreign or domestic) to which any Tax is properly payable by Seller and each Related Entity. No claim has ever been made by an authority in a jurisdiction where Seller or any Related Entity does not file Tax Returns that Seller or any Related Entity is or may be subject to taxation by that jurisdiction.

(i) The unpaid Taxes of Seller and each Related Entity did not, as of the end of the most recently completed fiscal year, exceed the reserve for Tax liability (rather than any reserve for deferred Taxes established to reflect timing differences between book and Tax income) set forth on the face of the balance sheets of each Seller and Related Entity included in the Financial Statements as of such date (rather than in any notes thereto).

(j) Schedule 3.22 properly identifies the proper tax status, as corporation or partnership for federal, state and foreign income tax purposes of each Related Entity and each subsidiary of any Related Entity and each such entity has been characterized as such since its formation. Except as set forth in Schedule 3.22, each Related Entity that is currently properly treated as a partnership for federal income tax purposes, has in place an effective Code section 754 election. Each such Related Entity treated as a partnership for federal income tax purposes provides for an allocation of taxable income and loss in the event of any purchase of an interest in such Related Entity as contemplated by this Agreement using the closing of the books method.

(k) Neither Seller nor any Related Entity has engaged in a “listed transaction” as defined in Regulations section 1.6011-4(b)(2) or a “reportable transaction” within the meaning of Code section 6707A.

(l) Neither Seller nor any Related Entity has distributed stock of another Person, or has had its stock distributed by another Person, in a transaction that was purported or intended to be governed in whole or in part by Code section 355 or section 361. There are no elections made by Seller or any Related Entity in effect pursuant to Code section 338.

(m) For purposes of this Section 3.22 and Section 6.4, any reference to “Related Entity” shall include any predecessor thereto.

Section 3.23 Insurance. Schedule 3.23 sets forth a true and correct list of the commercial general liability/product liability and all risk property policies (the “Business Insurance Policies”) held or maintained by or for the benefit of Seller and any Related Entity, including the Business. The Business Insurance Policies are held or maintained, in part, for the benefit of the Business as of the date hereof. Schedule 3.23 sets forth, for each Business Insurance Policy, the type of policy, the name of the insurer, the amount of coverage, and the effective dates of the policy through which coverage shall continue by virtue of premiums already paid. To the Knowledge of Seller, there is no claim relating to the Business by Seller or any Related Entity pending under any Business Insurance Policy as to which coverage has been denied or disputed by the underwriters of such policies. Each Business Insurance Policy is in full force and effect and constitutes the valid and binding obligation of, and is enforceable against, the parties thereto in accordance with its terms. All premiums with respect to the Business Insurance Policies covering all periods up to and including the Closing Date have been paid and no notice of cancellation or termination has been received with respect to any such policies.

Section 3.24 Accounts Receivable. The accounts receivable of Seller and the Related Entities with respect to the Business reflected on the books and records of Seller and the Related Entities (except to the extent of the allowance for doubtful accounts reflected on the Financial Statements): (i) are valid and existing; (ii) represent monies due Seller as a result of transactions in the Ordinary Course of Business, including but not limited to amounts attributable to goods sold and delivered or services rendered; and (iii) except as set forth on Schedule 3.24, are subject to no refunds or other valid adjustments or to any valid defenses or rights of set-off enforceable by third parties on or affecting any thereof.

Section 3.25 Transactions with Affiliates. Schedule 3.25 describes all intercompany services and other arrangements, if any, provided to or on behalf of the Business or any portion thereof by Seller, any Related Entity or any Affiliate of Seller or a Related Entity. Except as disclosed in Schedule 3.25 and except with respect to services and arrangements that are referenced in or will otherwise be addressed by this Agreement and the other Transaction Documents, the Business does not share any facilities or equipment with any other businesses of Seller, a Related Entity or any of their respective Affiliates, and no such Person purchases assets or services for, or provide products or services for, the Business.

Section 3.26 Records. The copies of the Records of Seller and its Affiliates with respect to the Business which have been made available to a Buyer Party are correct and complete copies.

Section 3.27 Broker’s Fee. Neither Buyer, ITI nor any of their respective Affiliates has or shall have any Liability or otherwise suffer or incur any Loss as a result of, or in connection with, any brokerage or finder’s fee or other commission of any Person retained by Seller or any of its Affiliates in connection with this Agreement or the other Transaction Documents or any of the transactions contemplated thereby.

Section 3.28 Disclosure. No representation or warranty by Seller in this Agreement or in any Schedule or Exhibit to this Agreement, or any statement, list or certificate furnished or to be furnished by Seller in writing to a Buyer Party pursuant to this Agreement, contains or will contain any untrue statement of material fact, or omits or will omit to state a material fact required to be stated therein or necessary to make the statements contained therein not misleading in light of the circumstances under which they were made. Without limiting the generality of the foregoing, the information set forth in the Schedules is accurate and complete in all material respects.

ARTICLE IV

Representations and Warranties of Buyer and ITI

Buyer and ITI represent and warrant to Seller as follows:

Section 4.1 Organization of Buyer and ITI. ITI is a corporation, duly organized, validly existing and in good standing under the laws of the State of Delaware. Buyer is a corporation duly organized, validly existing and in good standing under the laws of the State of Delaware.

Section 4.2 Authorization of Transaction.

(a) The Buyer Parties have full power and authority (including full corporate power and authority) to execute, deliver and perform their respective obligations under this Agreement and the other Transaction Documents.

(b) The execution, delivery and performance of this Agreement and the other Transaction Documents have been duly authorized by Buyer and ITI. This Agreement has been duly executed by Buyer and ITI.

(c) This Agreement and each other Transaction Document to which Buyer or ITI is or shall be a party, assuming the due authorization, execution and delivery by each other Party hereto and thereto, constitutes a valid and legally binding obligation of Buyer or ITI, as applicable, enforceable in accordance with its terms and conditions, subject to the effect of any applicable bankruptcy, reorganization, insolvency, moratorium, fraudulent conveyance or similar laws affecting creditors’ rights generally and to general principles of equity, including concepts of materiality, reasonableness, good faith and fair dealing, regardless of whether considered in a proceeding in equity or at law.

(d) Except as set forth on Schedule 4.2, neither Buyer nor ITI is required by applicable Law to give any notice to, make any filing with, or obtain any Governmental Approval of any Governmental Authority in order to consummate the transactions contemplated by this Agreement.

Section 4.3 Non-contravention. Neither the execution and the delivery of this Agreement, nor the consummation of the transactions contemplated hereby, will (i) violate any Law to which Buyer or ITI is subject or any provision of their certificate of incorporation, certificate of organization, bylaws, operating agreement or other governing documents, or (ii) conflict with, result in a breach of, constitute a default under, result in the acceleration of, create in any Person the right to accelerate (whether after the giving of notice or lapse of time or both), terminate, modify, or cancel, or require any notice under any Contract to which Buyer or ITI is a party or by which Buyer or ITI is bound or to which any of their respective assets are subject, except those breaches, defaults, violations or conflicts that individually have not had, and would not reasonably be likely to have a material adverse effect on the ability of Buyer or ITI to consummate timely the transactions contemplated hereby.

Section 4.4 Litigation. There is no pending or, to the knowledge of Buyer or ITI, threatened Proceeding, by any Governmental Authority or other Person which has resulted in (i) the institution of Proceedings to prohibit or restrain the performance by Buyer or ITI of this Agreement or any other Transaction Document to which Buyer or ITI is a party, or (ii) a Claim for damages as a result of this Agreement or any of the other Transaction Documents, in either case, except for any matter that will not individually have a material adverse effect on the ability of Buyer or ITI to consummate timely the transactions contemplated hereby.

ARTICLE V

Pre-Closing Covenants

The Parties agree as follows with respect to the period between the date of execution of this Agreement and the Closing:

Section 5.1 General. Each Party will use commercially reasonable efforts to take all actions and to do all things necessary, proper, appropriate or advisable in order to consummate and make effective the transactions contemplated by this Agreement (including satisfaction, but not waiver, of the Closing conditions set forth in Article 7) or that are reasonably requested by the other Party to carry out the intent of the Parties hereunder and thereunder (including, Seller permitting the Buyer Parties to discuss and meet, and cooperating in such discussions and meetings (and the preparation therefor), with any of Seller’s customers and suppliers that Buyer or ITI so reasonably requests) and the Buyer Parties discussing and meeting with the holder of Equity Securities in the Related Entities).

Section 5.2 Notices, Assignments and Consents. If a Contract included in the Purchased Assets is assignable to Buyer without third-party Consent, at the Closing Seller shall assign (or cause the assignment of) such Contract to Buyer pursuant to the Assignment Agreement. If the assignment to Buyer of any Contract included in the Purchased Assets requires third-party Consent, Seller shall use commercially reasonable efforts to obtain any required third-party Consents. The assignment at the Closing of any Contract that is not assignable without the consent of a third party shall be handled in accordance with Section 5.8.

Section 5.3 Operation of Business.

(a) From the date hereof through the Closing Date, except as may be expressly contemplated by this Agreement and except as may be consented to in writing by a Buyer Party, Seller shall with respect to the Business and shall cause each Related Entity, to the extent Seller has Control thereof, to:

(i) conduct the Business only in the Ordinary Course of Business; and

(ii) use its commercially reasonable efforts to preserve the present business operations, organization (including Employees) and goodwill of Seller and each Related Entity and use commercially reasonable efforts to preserve the present relationships with Persons having business dealings with Seller or a Related Entity with respect to the Business (including customers and suppliers).

(b) Without limiting the generality of the foregoing, during the period from the date of this Agreement to the Closing Date, except as otherwise provided in this Agreement or as a Buyer Party shall otherwise consent, Seller covenants and agrees that, with respect to the Business, Seller and each Related Entity, to the extent Seller has Control thereof, shall:

(i) preserve and maintain its corporate existence and exercise all reasonable efforts to preserve and maintain all of its rights, privileges and franchises necessary or desirable in the ordinary conduct of its business, including preserving the relationships with third parties to the Business;

(ii) utilize the Purchased Assets and the assets of a Related Entity and conduct the Business as currently utilized and conducted in the ordinary course of business (including with respect to all interactions with Governmental Authorities);

(iii) exercise all reasonable efforts to keep available to it the goodwill of its customers, suppliers and other Persons with whom business or other relationships exist (including governmental officials) to the end that its goodwill, ongoing business or other relationships shall not be impaired at or prior to Closing;

(iv) exercise all reasonable efforts to maintain its existing relationships with the Employees;

(v) continue to (1) make marketing, advertising, promotional and other similar expenditures and (2) collect accounts receivable and pay accounts payable and similar obligations, in each case relating to the Business in the Ordinary Course of Business;

(vi) duly comply in all material respects with all Laws and Governmental Approvals, including all Environmental Laws, applicable to the Business;

(vii) maintain the Records of Seller and the Related Entities in the Ordinary Course of Business;

(viii) maintain and repair the Purchased Assets and the assets of each Related Entity (including the making of scheduled capital expenditures) in the Ordinary Course of Business;

(ix) maintain in effect insurance with respect to the Purchased Assets and the assets of each Related Entity in the Ordinary Course of Business and against risks, with carriers and in amounts (including deductibles) consistent with past practice;

(x) maintain Inventory and equipment related to the Business at levels consistent with the Ordinary Course of Business in accordance with the applicable level of business activities;

(xi) not create any new Lien on any of the Purchased Assets or assets of a Related Entity, other than Permitted Liens;

(xii) not enter into any material Contract or any material amendment, modification or waiver of any existing material Contract outside the Ordinary Course of Business;

(xiii) except in the Ordinary Course of Business, not waive or release any material right relating to any Purchased Asset, the assets of any Related Entity or the Business;

(xiv) except in the Ordinary Course of Business, not (A) grant any severance or termination pay to any Employee, (B) enter into any Employment Agreement (or any amendment to any existing Employment Agreement) with any Employee, (C) increase benefits payable under or, except as expressly required by this Agreement, conditions concerning eligibility to receive benefits under any existing Benefit Plans or Employment Agreements, (D) establish, amend or terminate any Benefit Plan or (E) increase compensation, bonus or other benefits payable to any Employee;

(xv) not take or fail to take any action that could reasonably be expected to constitute a material default or an event of default with respect to any of the Assigned Contracts;

(xvi) not sell, assign or otherwise transfer, or agree to sell, assign or otherwise transfer, any of the Purchased Assets or any of Seller’s or the Related Entities’ interests therein (except for sales in the Ordinary Course of Business);

(xvii) not make any change in any accounting principle or costing methodology with respect to the Purchased Assets or the Business, except as may be appropriate to conform to changes in GAAP during such period;

(xviii) not make any Tax election or settle or compromise (or agree to settle or compromise) any Liability for Taxes that would reasonably be expected to materially and adversely affect the Purchased Assets, the assets of any Related Entity or the Business after the Closing;

(xix) make in a timely fashion all planned capital expenditures with respect to the Facilities and otherwise;

(xx) not commit to make any capital expenditure or other addition or improvement to property, buildings and equipment, in excess of $50,000;

(xxi) not license any of the Intellectual Property;

(xxii) except in the Ordinary Course of Business, not create any material Liability with respect to any of the Purchased Assets, the assets of any Related Entity or with respect to the Business that would be an Assumed Liability;

(xxiii) not settle or commit to settle any Proceeding relating to the Business involving payment of more than $50,000;

(xxiv) except as required by GAAP, not write off any accounts receivable without adequate consideration;

(xxv) neither collect a receivable nor pay or fail to pay a payable of the Business outside the Ordinary Course of Business;

(xxvi) not enter into any Contract or commitment with an Affiliate that relates to the Business if such Contract or commitment would constitute an Assumed Liability;

(xxvii) not make distributions or dividends to the holders of Equity Securities of any of the Related Entities (other than Seller), except to the extent required by the applicable partnership agreement or operating agreement of the Related Entities, and except that CCSI may distribute to its partners amounts which CCSI receives from Seller in repayment of that certain loan outstanding as of the date hereof made by CCSI to Seller; or

(xxviii) not agree, whether in writing or otherwise, to act or omit to act in violation of any of the foregoing.

Section 5.4 Antitrust Approvals.

(a) From the date hereof through the Closing Date, the Buyer Parties shall use their commercially reasonable efforts to obtain all Consents required from any Relevant Competition Authority in order to consummate the transactions contemplated by this Agreement. Seller agrees to cooperate in any such efforts. Buyer and Seller shall split equally all filing fees associated with any notifications, reports or other filings required by any Relevant Competition Authority.

(b) With respect to any filing with any Relevant Competition Authority, the Buyer Parties, as a Party on the one hand, and Seller as a Party on the other hand, shall:

(i) notify the other Party as soon as reasonably practicable (and provide copies or, in the case of non-written material communications, reasonable summaries, except where the notifying Party deems the information contained therein to be confidential, in which case it will be provided to the notified Party’s legal advisers on a counsel-only basis) of any communications with any such Relevant Competition Authority relating to any such Consent or action;

(ii) in response to any agency requests provide the other Party (or where the notifying Party deems the information contained therein to be confidential, the notified Party’s legal advisers on a counsel- only basis) with a final draft of all submissions, notifications, filings and other communications to any Governmental Authority at such time as will allow the notified Party (or its advisers) a reasonable opportunity to provide comments and for the notifying Party to take account of any reasonable comments of the notified Party (or its advisers) on such drafts prior to their submission;

(iii) give the other Party reasonable notice of all material meetings and telephone calls with any Relevant Competition Authority; and

(iv) periodically review with the other Party the progress of any notifications or filings with a view to obtaining clearance from any Relevant Competition Authority at the earliest reasonable opportunity.

(c) Notwithstanding anything to the contrary in this Agreement, Seller shall not, with respect to the Business, without Buyer’s and ITI’s prior written consent, commit to any divestitures, licenses, hold separate arrangements or similar matters, including covenants affecting business operating practices (or allow any Affiliate of Seller to commit to any divestitures, licenses, hold separate arrangements or similar matters).

(d) Nothing in this Agreement shall require Buyer, ITI or Seller to accept, as a condition to obtaining any Governmental Approval from a Relevant Competition Authority or resolving any objection of a Relevant Competition Authority, that Buyer, ITI or Seller, or any of their Affiliates, make or enter into or commit to enter into any divestiture, license, hold separate arrangement or similar matter, including any covenant affecting business operating practices.

Section 5.5 Access to Information.

(a) Subject to the Confidentiality Agreement and to the extent permitted by applicable Law, for the period prior to the Closing Date (the “Diligence Period”), Seller shall and shall cause the Related Entities and the respective officers, employees, accountants, auditors and agents of Seller and the Related Entities to, (a) from time to time, upon the reasonable notice of Buyer or ITI, afford the officers, employees and authorized agents and representatives of Buyer or ITI reasonable access, during normal business hours, to (i) the offices, facilities, properties and the financial, accounting and other books and records of Seller and the Related Entities regarding the Business, Purchased Assets and Assumed Liabilities or the transactions contemplated by the Transaction Documents and (ii) the appropriate personnel of Seller and the Related Entities and their respective accountants, auditors and agents and (b) promptly furnish to the officers, employees and authorized agents and representatives of Buyer or ITI such additional financial and operating data and other information regarding the Business, Purchased Assets and Assumed Liabilities or the transactions contemplated by the Transaction Documents as Buyer or

ITI may from time to time reasonably request. Subject to applicable Law, the officers, employees or authorized agents or representatives of Buyer or ITI shall be permitted to make extracts and copies from the financial, accounting and other books and records of Seller and the Related Entities in connection with conducting such due diligence.

(b) Prior to the date of this Agreement, the Buyer Parties have performed certain Phase I environmental assessments and Phase II environmental assessments. After the date of this Agreement, Seller will perform at Seller’s sole cost and expense site characterization activities at Seller’s properties at Baton Rouge, Louisiana and Port of Iberia, Louisiana as part of its activities pursuant to Section 5.10. Subject to compliance with the provisions of Sections 4 through 7 of those certain Site Access Agreements between the Parties hereto dated December 15, 2008 and December 18, 2008, respectively, the Buyer Parties and their respective employees, agents and independent contractors shall have the right in their sole discretion to review the proposed scope of work for the site characterization activities and propose reasonable changes thereto which shall be adopted by Seller and, at the Buyer Parties option, the Buyer Parties may collect split samples of those samples taken by Seller. Further, the Buyer Parties may, in their sole discretion, meet and confer with any Government Authority having jurisdiction over the Real Property to discuss environmental conditions at the Real Property; provided that either (i) Seller’s representatives shall be present at any such meeting with any Governmental Authority (but with the Buyer Parties leading any discussions therewith); or (ii) the Buyer Parties may meet with such Governmental Authority without Seller’s representatives being present if the Buyer Parties have agreed prior to such meeting to assume all costs and expenses for environmental remediation with respect to such Real Property in excess of the maximum liability to Seller set forth in Section 5.10(f).

Section 5.6 Exclusivity. During the period beginning on the date of this Agreement and ending on the earlier to occur of (x) the Closing and (y) the termination of this Agreement:

(a) Seller shall not, and shall not permit any of its Affiliates, directors, officers, Employees, representatives or agents (collectively, the “Representatives”) to, directly or indirectly, (A) discuss, encourage, negotiate, undertake, initiate, authorize, recommend, propose or enter into, either as the proposed surviving, merged, acquiring or acquired corporation, any transaction involving a merger, consolidation, business combination, purchase or disposition of any material amount of the Purchased Assets or the assets of any Related Entity other than the transactions contemplated by this Agreement (an “Acquisition Transaction”), (B) facilitate, encourage, solicit or initiate discussions, negotiations or submissions of proposals or offers in respect of an Acquisition Transaction, (C) furnish or cause to be furnished, to any Person, any information concerning the Purchased Assets in connection with an Acquisition Transaction, or (D) otherwise cooperate in any way with, or assist or participate in, facilitate or encourage, any effort or attempt by any other Person to do or seek any of the foregoing.

(b) Seller shall (and shall cause its Representatives to) immediately cease and cause to be terminated any existing discussions or negotiations with any Persons (other than Buyer and ITI) conducted heretofore with respect to any Acquisition Transaction. Seller agrees not to release any third party from the confidentiality and standstill provisions of any agreement to which Seller is a party.

Section 5.7 Notification; Disclosed Matters; Indemnification. Beginning on the date that is thirty (30) days following the date of this Agreement, continuing every ten (10) days thereafter and ending on the Closing Date (but with a Disclosure Report (as defined below) filed two Business days prior to Closing Date) (even if less than 10 days has elapsed since the date of the previous Disclosure Report), Seller shall disclose in writing (each, a “Disclosure Report”) to the Buyer Parties any matter arising after the date of this Agreement during the period covered by a Disclosure Report and known to Seller which would render inaccurate any of the representations, warranties or statements set forth in Article 3 if any of those representations, warranties or statements were made as of the Closing Date; provided, however, that in the event Seller fails, despite its good faith efforts, to disclose any matter in a Disclosure Report that occurred or arose during the time period covered by such Disclosure Report, Seller shall promptly disclose such matter to the Buyer Parties. No information provided to Buyer pursuant to this Section 5.7 shall affect or diminish the representations or warranties or statements of Seller, the covenants or agreements of Seller, the conditions to the Buyer Parties’ obligations under this Agreement or the other Transaction Documents or the right of a Buyer Party to terminate this Agreement, in each case as provided herein.

Section 5.8 Nontransferability of Assets.

(a) To the extent that any Purchased Asset is not capable of being sold, assigned, transferred, delivered, granted or conveyed or any Assumed Liability is not capable of being assumed, all as contemplated herein (each, an “Asset/Liability Transfer”), without the Consent of any Person (other than Seller, a Buyer Party or an Affiliate of Seller or a Buyer Party), including any Governmental Authority, or if such Asset/Liability Transfer or attempted Asset/Liability Transfer would be invalid, would destroy or would eliminate any Purchased Asset or would constitute a breach of any Assigned Contract or a violation of any Law, (i) this Agreement shall not constitute a sale, assignment, transfer, delivery, grant, conveyance or assumption thereof, or an attempted sale, assignment, transfer, delivery, grant, conveyance or assumption thereof, in the absence of such Consent, and (ii) Seller shall, to the extent practicable, take all reasonable, lawful and appropriate steps to provide Buyer (or its Affiliate) the respective benefits and burdens of any such sale, assignment, transfer, delivery, conveyance, grant or assumption in accordance with the terms hereof and the other applicable Transaction Documents. Each Party shall use reasonable efforts to obtain any such Consent.

(b) Each Party undertakes to cooperate in good faith to ensure that it does such acts and things as may be reasonably necessary to complete the transactions contemplated hereby in accordance with the terms hereof, including securing as promptly as practicable all Consents required to assign any Assigned Contracts, and each Party, on behalf of itself and its applicable Affiliates, shall execute such Consents or other documents as may be necessary. At all times after the date hereof, the Parties shall do such acts and things as may be reasonably required for the purpose of giving to Buyer in accordance with the terms hereof and the other applicable Transaction Documents the benefit and burden of the Purchased Assets and the

Assumed Liabilities, including using reasonable efforts in order to obtain the Consent of any necessary third party to such documents and do such acts and things as may be reasonably required for such purpose. Each Party shall be responsible for all costs incurred by it in connection with or otherwise relating to obtaining a Consent for any Asset/Liability Transfer; provided, that, no Party shall be required to pay any amounts required by a third party in order for such party to provide a Consent.

Section 5.9 Employee Benefits Plans.

(a) Prior to Closing, Seller will make its and the Related Entities’ 2008 employer contributions to the 401(k) Benefit Plan (match and profit sharing). In addition, as soon as practicable after Closing, Seller shall amend such plan to provide for matching contributions on 2009 employee deferrals attributable to compensation earned through the Closing, without regard to hours worked during such period and shall make such contribution not later than 10 days following Closing.

(b) Prior to Closing, Seller shall amend such 401(k) Benefit Plan as necessary to vest all Employees who incur a termination of employment as a result of the transactions contemplated by this Agreement and, as of the Closing Date, freeze participation by the Related Entities.

(c) Prior to Closing, Seller will initiate a procedure acceptable to Buyer to correct all defects in such 401(k) Benefit Plan that affect its qualified status to Buyer’s reasonable satisfaction, and indemnify Buyer and the Related Entities after the Closing for any penalties, fines or costs (including attorney fees) relating to disqualification of the 401(k) Benefit Plan or to any correction necessary or appropriate to maintain and assure the qualified status of such plan, including, but not limited to, correcting discrimination testing failures, plan document failures, plan investment performance and distribution issues and liability, and any other qualification defects reasonably indentified by Buyer. Such indemnity amount shall be paid without regard to any deductible as set forth in Article VIII. After such correction, Seller, at the request of Buyer, shall cause such plan to spin off the portions of the plan into a qualified plan consisting of the assets and liabilities relating to BWW and BTR Employees, respectively, in accordance with procedures agreed upon by the Parties (including valuation of assets).

(d) On or prior to Closing, Seller shall pay and shall cause the Related Entities to pay, all bonuses owed or accrued to Employees.

Section 5.10 Environmental Actions.

(a) Subject to Section 5.10(f), Seller shall, at its sole cost and expense prior to Closing, undertake all reasonable and necessary actions to address the matters set forth in Schedule 5.10 relating to the compliance issues identified in the Phase I environmental site assessments conducted at the Real Properties (“Phase I Issues”). If Seller fails to perform all reasonable and necessary actions to address the Phase I Issues prior to Closing, the Buyer Parties may perform such actions after Closing and all such actions undertaken by Buyer shall be at Seller’s sole cost and expense (subject to Section 5.10(f)).

(b) Subject to Section 5.10(f), Seller shall, at its sole cost and expense, undertake all reasonable and necessary actions: (1) to conduct an additional soil and groundwater investigation at Seller’s properties at Baton Rouge, Louisiana and Port of Iberia, Louisiana, (2) if necessary as a result of the additional site investigations, to enroll each property with the Louisiana Department of Environmental Quality (“LDEQ”), Risk Evaluation Corrective Action Program (“RECAP”), and (3) if necessary as a result of the additional site investigations, to submit an investigation report for each property to LDEQ not later than February 20, 2009. Seller shall provide a copy of all sampling plans, analytical results and draft investigation reports to Buyer. Prior to the submission of any investigation report to LDEQ, Seller shall obtain Buyer’s consent, which shall not unreasonably be withheld.

(c) If, prior to Closing and based on the investigation reports submitted by Seller pursuant to Section 5.10(b) hereof, if applicable, LDEQ determines that no additional site investigation and/or remedial activities are necessary at both the Baton Rouge and Port of Iberia properties, Seller shall promptly provide Buyer with a copy of the LDEQ determination and the condition in Section 7.1(r) shall be deemed satisfied.

(d) If, on or before February 27, 2009 and based on the investigation reports submitted by Seller pursuant to Section 5.10(b) hereof, if applicable, LDEQ determines that additional site investigation and/or remedial activities are necessary at either the Baton Rouge or Port of Iberia property, Seller shall promptly provide Buyer with a copy of the LDEQ determination and the Parties mutually agree to negotiate among themselves: (1) the additional scope of work that will be necessary and the estimated costs associated with conducting such additional work, and (2) whether Seller will agree to conduct such additional work at its sole cost and expense. In the event that Seller is unwilling (in its sole discretion) to conduct such additional work at its cost and expense, Buyer shall have the option, in its sole discretion: (1) to conduct such additional work at its sole cost and expense and the condition in Section 7.1(r) shall be deemed satisfied, or (2) to terminate the Agreement.

(e) If, on or before February 27, 2009 and based on the investigation reports submitted by Seller pursuant to Section 5.10(b) hereof, if applicable, LDEQ has not yet made any determination whether additional site investigation and/or remedial activities are necessary at either the Baton Rouge or Port of Iberia property, the Parties mutually agree to negotiate among themselves whether Seller will conduct at its cost and expense any additional site investigation and/or remedial activities that LDEQ may direct at either the Baton Rouge or Port of Iberia property. In the event that Seller is unwilling (in its sole discretion) to agree to conduct any such additional site investigation and/or remedial activities that may be directed by LDEQ: (1) Buyer, in its sole discretion, may agree to conduct any such additional work at its sole cost and expense and the condition in Section 7.1(r) shall be deemed satisfied, or (2) Buyer, in its sole discretion, may terminate the Agreement.

(f) Notwithstanding anything contained in this Section to the contrary, Seller’s maximum liability for costs and expenses in connection with the activities set forth in this Section 5.10, including the Phase I Issues, shall not exceed Two Hundred Fifty Thousand Dollars ($250,000), unless otherwise agreed upon by the Parties.

Section 5.11 Real Property Title Issues. Following the execution of this Agreement, the Buyer Parties will order or have ordered commitments (the “Commitments”) for such Title Insurance Policies (the “Policies”) from Chicago Title Insurance Company (the “Title Company”) and/or surveys (“Surveys”) from Orin Group with respect to such parcels of Real Property which the Buyer Parties shall deem necessary. Seller shall prior to Closing, and at its sole cost and expense, undertake all actions set forth on Schedule 5.11 (the “Title Actions”). With respect to those parcels of Real Property identified on Schedule 5.11 for which Commitments have not been obtained as of the date of this Agreement, Buyer shall use its best efforts to promptly obtain the results of Commitments and/or Surveys prior to Closing. Upon receipt of the results of such Commitments and/or Surveys, the Parties hereto shall use their best efforts to reach a mutually agreeable description of actions which the Seller shall take at its sole cost and expense to correct and address any title defects or issues identified by Commitments and/or Surveys (“Title Defect Corrections”). Upon such mutual agreement on the Title Defect Actions, such actions comprising the Title Defect Corrections shall become part of the Title Actions and shall be listed on Schedule 5.11. If the Parties are unable to mutually agree on the Title Defect Corrections, then the Buyer Parties shall have the option, in their sole discretion, to either: (a) waive the condition to Closing set forth in Section 7.1(s), or (b) terminate this Agreement. If Seller fails to perform all Title Actions prior to Closing, the Buyer Parties may perform such actions after Closing and all such actions undertaken by Buyer shall be at Seller’s sole cost and expense.

ARTICLE VI

Post-Closing Covenants

The Parties agree as follows with respect to the period following the Closing:

Section 6.1 General. In case at any time after the Closing any further action is necessary or desirable to carry out the purposes of this Agreement, each Party will execute and deliver such further instruments and documents as the other Party reasonably may request, all at the sole cost and expense of the requesting Party (unless the requesting Party is entitled to indemnification therefor under Article 8 below and except as otherwise provided herein).

Section 6.2 Employees. The Parties shall effect the discharge and hiring of Employees to Buyer in accordance with the procedures set forth in Schedule 6.2. Furthermore, Buyer covenants that Buyer shall hire Seller employees in a number sufficient to prevent any post-closing violation of the WARN Act by Seller as to those persons employed by Seller as of the Closing Date.

Section 6.3 Noncompetition; Nonsolicitation; Confidentiality.

(a) Seller agrees that, during the period beginning on the Closing Date and ending on the second anniversary of the Closing Date (the “Restricted Period”), Seller (and only Seller) shall refrain from carrying on or engaging in a business similar to that of a Competing Business, including but not limited to directly or indirectly providing service or advice to, operating, lending money to, or acquiring any ownership in any Competing Business. A

“Competing Business” is any business engaging in the Business within the parishes and counties set forth on Exhibit D where the Buyer and/or the Related Entities carry on business (collectively, the “Restricted Area”). Seller agrees that the definition of “Business” accurately describes its business and that of the Related Entities and represents and warrants that Exhibit D accurately lists the parishes and counties in which Seller, and/or the Related Entities have recently conducted business, are currently conducting business, or have a reasonable potential of conducting business. This restriction does not prohibit Seller from owning up to five percent of a publicly-traded company engaged in such a business provided the investment is passive and Seller does not provide any services or advice to such business or violate any other terms of this Agreement in connection with such investment.

(b) During the Restricted Period, Seller will not, directly or indirectly, participate in the recruitment, solicitation, or hiring of any employee of the Buyer Parties, the Related Entities and/or their subsidiaries or affiliates (excluding someone employed in a secretarial, clerical, or custodial position) or discuss with such person his or her leaving the employment of the Buyer Parties, the Related Entities, and/or their respective subsidiaries or affiliates, or engaging in any activity in competition with the Buyer Parties, the Related Entities and/or their respective subsidiaries or affiliates. Seller will not, directly or indirectly, encourage any person or entity to cease doing business with the Buyer Parties, the Related Entities and/or their respective subsidiaries or affiliates, or to reduce that person’s or entity’s level of business with the Buyer Parties, the Related Entities or their respective affiliates.

(c) During the Restricted Period, Seller will not disparage the Buyer Parties, the Related Entities or their affiliates, any of their present or former employees, directors, officers, or agents, or any of their business plans, policies, and practices to employees, former employees, members of the public, suppliers, competitors, customers, municipal officials, members of the public, or the media (including but not limited to in any internet posting, publication message board, or weblog). However, this provision shall not be interpreted to prevent Seller from giving truthful testimony or information to law enforcement entities, administrative agencies, courts, or in any other legal proceedings or governmental investigation as required by law including, but not limited to, assisting in any investigation or proceeding related to any violation of any rule or regulation of the Securities and Exchange Commission or any other Federal or state securities law. If Seller does not comply fully with any restriction in this Section after the Closing, the Restricted Period shall be extended for each day that Seller is not in full compliance.

(d) From and after the date hereof, Seller shall not, directly or indirectly, disclose, reveal, divulge or communicate to any Person other than authorized officers, directors and employees of a Buyer Party or use or otherwise exploit for its own benefit or for the benefit of anyone other than a Buyer Party, any Confidential Information (as defined below). Seller shall not have any obligation to keep confidential any Confidential Information if and to the extent disclosure thereof is specifically required by law; provided, however, that in the event disclosure is required by applicable law, Seller shall, to the extent reasonably possible, provide the Buyer Parties with prompt notice of such requirement prior to making any disclosure so that a Buyer Party may seek an appropriate protective order. For purposes of this Section 6.3(d),

“Confidential Information” means any information with respect to the Business, including methods of operation, customers, customer lists, products, prices, fees, costs, Technology, inventions, trade secrets, Know-How, Software, marketing methods, plans, personnel, suppliers, competitors, markets or other specialized information or proprietary matters. Confidential Information does not include, and there shall be no obligation hereunder with respect to, information that (A) is generally available to the public on the date of this Agreement; (B) becomes generally available to the public other than as a result of a disclosure not otherwise permissible thereunder; (C) is necessary to be disclosed in the Ordinary Course of Business to the benefit of the Business; or (D) permitted to be disclosed by a Buyer Party. For the avoidance of doubt, this Section shall only be binding on Seller and not on Seller’s Affiliates (unless covered by a separate agreement between the Buyer Parties and Seller’s Affiliates).

(e) The Parties acknowledge and agree that the time, scope, and other provisions of this Section 6.3 have been specifically negotiated by sophisticated commercial parties and specifically hereby agree that such time, scope and other provisions are reasonable under the circumstances. The Parties further agree that if, at any time, despite the express agreement of the Parties, a court of competent jurisdiction holds that any portion of this Section 6.3 is unenforceable because any of the restrictions therein are unreasonable, or for any other reason, such decision shall not affect the validity or enforceability of any of the other provisions of this Agreement, and the maximum restrictions of time or scope reasonable under the circumstances, as determined by such court, will be substituted for any such restrictions which are held unenforceable.

(f) Seller acknowledges that money damages will not adequately compensate the Buyer Parties or their respective affiliates for violation of this Section 6.3 and that such violation will cause or threaten irreparable harm to the Buyer Parties and their affiliates. Upon a proper showing that a violation has occurred or is threatened, a court order enjoining such violation is a proper remedy in addition to any other remedies or damages available to the Buyer Parties and their affiliates, and the Buyer Parties and their affiliates will not be required to post any bond or undertaking. If Seller breaches any of the provisions of this Section 6.3, then Seller will pay on demand all costs (including reasonable attorneys’ fees) incurred by a Buyer Party and its affiliates in establishing that breach and in otherwise enforcing any of the provisions of this Section 6.3, regardless of whether litigation is commenced or prosecuted to a judgment.

Section 6.4 Taxes; Prorations.

(a) Tax Returns and Audits. Seller shall cause to be timely paid, before the same shall become delinquent and before penalties accrue thereon, all Taxes (a) shown (or required to be shown) to be due on any Tax Return (or amendment thereto) filed (or required to be filed) by Seller or any Related Entity with respect to taxable periods ending on or before the Closing Date or portions of all taxable periods beginning prior to the Closing Date and ending after the Closing Date for that portion of such taxable period up to and including the Closing Date whether such Tax Returns are required to be filed on, before or after the Closing Date and (b) that become due from, or payable by, Seller or any Related Entity with respect to such periods. All such Tax Returns shall be filed or caused to be filed by Seller and shall be prepared using accounting methods that were used in preparing the relevant Tax Returns for prior taxable periods.

(b) Cooperation and Assistance. From time to time after the Closing, each Party shall permit reasonable access, and shall cause their respective accountants and other representatives to permit reasonable access to each other, the information that they or their accountants or other representatives have within their control and that may be reasonably necessary in connection with the preparation of any Tax Return relating to Seller and each Related Entity or the examination by any taxing authority or other administrative or judicial proceeding relating to any Tax Return relating to Seller and each Related Entity. Seller and Buyer shall retain or cause to be retained, until the applicable statutes of limitations (including any extensions) have expired, copies of all Tax Returns relating to Seller and each Related Entity for all taxable periods beginning before the Closing Date, together with supporting work schedules and other records or information that may be relevant to such Tax Returns.

(c) Certain Tax Matters. Prior to Closing, Seller shall not make or permit to be made in respect of itself or any Related Entity, to the extent Seller has Control thereof, any change in any election, annual accounting period, adoption of any accounting method, filing of any amended Tax Return, entering into of any closing agreement, settlement of any Tax claim or assessment relating to Seller or any Related Entity, surrender of any claim to a refund of Taxes, or take or permit any other similar action, or omit to take any action relating to the filing of any Tax Return or the payment of any Tax, if such election, change, amendment, agreement, settlement, surrender, consent or other action or omission would have the effect of increasing the present or future Tax liability or decreasing any present or future Tax benefit relating to the Purchased Assets, the Related Entities or Buyer, as the case may be.

(d) Amended Returns. Following the Closing, Seller shall not amend, cause to be amended, or permit to be amended, any Tax Return relating to Seller or any Related Entity which could affect the amount of any Taxes for which the Buyer or any Related Entity could be liable subsequent to the Closing without the prior approval of Buyer, which approval shall not be unreasonably withheld.

(e) Tax Convention. Whenever it is necessary for purposes of the Closing, any indemnification required under this Section 6.4 or any other provision of this Agreement to determine any liability for Taxes attributable to a taxable period that begins before the Closing Date and ends after the Closing Date (a “Straddle Period”), the determination as to the portion of such Taxes payable for the period ending on the Closing Date, other than any ad valorem or property Taxes, shall be made by treating the Closing Date as the end of a short taxable year of Seller or the Related Entity, as the case may be. In making this computation, exemptions, allowances, or deductions calculated on an annual basis, such as the deduction for depreciation, shall be apportioned as provided in the Code. All personal property Taxes which are past due upon any personal property included among the Purchased Assets or in respect of assets of any Related Entity prior to the Closing Date shall be paid by Seller (or if Seller has objected to such Taxes, Seller shall assume responsibility for such Taxes), together with any penalty or interest thereon. Current personal property Taxes attributable to the Purchased Assets or in respect of assets of any Related Entity for any Straddle Period shall be prorated and adjusted between Seller and Buyer as of the Closing Date on a per diem basis based on the number of days in the portion of such Straddle Period ending on the Closing Date (“Pre-Closing Period”) and the number of days of such taxable period beginning on the day after the Closing Date (“Post-Closing Period”). Seller shall be liable for the proportionate amount of such Taxes that is attributable to the Pre-Closing Period, and Buyer shall be liable for the proportionate amount of such Taxes that is attributable to the Post-Closing Period. If current Tax bills are unavailable at the Closing Date, the prior year’s Tax bills shall be used for proration purposes and when the current year’s Tax bills are received, the proration shall be recalculated and the appropriate payment shall be made forthwith.

(f) Section 754 Election. To the extent no valid Code section 754 election is effective on the Closing Date in respect of any Related Entity that is properly treated as a partnership for federal income tax purposes, Seller will cause each such Related Entity to make a timely Code section 754 election in order to allow Buyer and its Affiliates to obtain a pro rata step-up in the tax basis of the assets of such Related Entity attributable to such Buyer or its Affiliates.

(g) Transfer Taxes. The Parties shall each pay when due one half of all stamp, transfer, documentary, sales, use, registration and other such taxes and fees, including any taxes and fees related to the transfer of the Purchased Assets to Buyer (including any penalties and interest) incurred in connection with this Agreement and the transactions contemplated hereby.

(h) Termination of Tax Allocation Agreements. Any tax allocation or sharing agreement or arrangement, whether or not written, that may have been entered into between Seller and any Related Entity or with any Person shall be terminated as of the Closing Date and after the Closing Date neither Buyer, ITI or their respective Affiliates shall be bound thereby or have any liability thereunder; provided, however, that this provision shall not apply in respect of any Related Entity that is properly treated as a partnership for federal income tax purposes, to the extent tax distributions are to be made by any Related Entity under the existing terms of any applicable operating or partnership agreement.

(i) Miscellaneous. To the extent applicable in respect of any of Seller’s or any Related Entity’s Employees, Buyer agrees and Seller agrees, or shall cause such Related Entity, to use the alternate procedure set forth in Internal Revenue Service Revenue Procedure 2004-53 with respect to wage reporting.

(j) Conflict. In the event of any conflict between the provisions of this Section 6.4 and the provisions of Article VIII, the provisions of this Section 6.4 shall control.

Section 6.5 Further Assurances; Power of Attorney.

(a) Seller and the Buyer Parties agree that after the Closing Date they will hold in trust and will promptly transfer and deliver to the proper recipient thereto, from time to time as and when received by them, any cash, checks with appropriate endorsements (using their commercially reasonable efforts not to convert such checks into cash), correspondence, documents or other property that they may receive on or after the Closing which properly belongs to the other party, including without limitation, any insurance proceeds, and will account to the other for all such receipts.

(b) From and after the Closing Date, Seller shall pay and discharge, in accordance with past practice but not less than on a commercially reasonable timely basis, all accounts payable incurred by Seller on or prior to the Closing Date in respect of the Business and included in the Excluded Liabilities. It is understood that Assumed Liabilities, which include the current liabilities set forth in the working capital calculations of Section 2.6 are not part of the Excluded Liabilities and therefore Buyer is responsible for the payment thereof.

(c) Effective as of the Closing, Seller hereby appoints the Buyer Parties (or any one of them) as its true and lawful attorney-in-fact for the limited purpose of endorsing with the name of Seller any checks or drafts or other documents of title with respect to vehicles and accounts receivable which are included in the Purchased Assets.

Section 6.6 Environmental Permit Matters. Prior to and following the Closing, the Parties agree to cooperate and take all actions reasonably necessary to effectuate the transfer of Permits issued pursuant to Environmental Laws or, if the transfer of such Permits is not allowed under Environmental Laws, the Parties agree to cooperate and take all actions reasonably necessary to obtain new Permits required pursuant to Environmental Laws.

Section 6.7 Name Change. Promptly following the Closing Date, Seller shall file with the office of the Louisiana Secretary of State and the Secretary of State of any other jurisdiction where Seller is qualified to do Business such documentation as necessary to change the name of Seller to a name not similar to The Bayou Companies or the name of any of the Related Entities.

ARTICLE VII

Conditions to Obligation to Close; Financing and Diligence

Section 7.1 Conditions to Buyer’s and ITI’s Obligation. Buyer’s and ITI’s obligation to consummate the transactions to be performed by any of them in connection with the Closing is subject to satisfaction of each of the following conditions:

(a) The representations and warranties set forth in Article 3 shall be true and correct at and as of the Closing Date, as if made on and as of such date;

(b) Seller shall have performed and complied with all of its covenants hereunder in all material respects through the Closing, except to the extent that such covenants are qualified by terms such as “material,” “Material Adverse Change” or “Material Adverse Effect,” in which case Seller shall have performed and complied with all of such covenants in all respects through the Closing;

(c) There shall not be any injunction, judgment, order, decree, ruling, or charge in effect preventing consummation of any of the transactions contemplated by this Agreement;

(d) Seller shall have delivered to the Buyer Parties a certificate duly executed by an authorized representative to the effect that each of the conditions specified in Sections 7.1(a) and (b) is satisfied in all respects;

(e) Seller shall have delivered to the Buyer Parties, the Assignment Agreement, the FIRPTA Affidavit and other appropriate transfer instruments with respect to the Purchased Assets, each duly executed by Seller and evidencing the transfer of the Purchased Assets and the Assumed Liabilities to Buyer;

(f) Seller shall have delivered to the Buyer Parties the Transaction Documents, duly executed by Seller;

(g) The Employment Agreements with Jerry Shea, James Shea and Stewart Shea executed on the date of this Agreement shall be in full force and effect;

(h) The Parties shall have agreed on the calculation of the Proportional Related Entity Net Debt;

(i) Seller shall have executed and delivered to the Buyer Parties a certificate as to: (A) resolutions (or other corporate instruments as applicable) embodying all limited liability company, corporate and partnership actions taken by and on behalf of such Person to authorize the execution, delivery and performance of this Agreement by such Person; and (B) the incumbency of each officer signing this Agreement or any agreement, document or instrument executed in connection with this Agreement or the transactions contemplated by this Agreement on behalf of such Person;

(j) The Consent of each Relevant Competition Authority shall have been obtained;

(k) The Consent of each Person to Seller’s completion of the transactions contemplated by this Agreement and to the assignment or transfer by Seller of the Purchased Assets, to the extent required in order for Seller to consummate the transactions contemplated by this Agreement or to assign or transfer the Purchased Assets, shall have been obtained;

(l) Seller shall deliver an executed copy of the Stupp Agreement;

(m) The Buyer Parties shall have obtained satisfactory agreements with the holders of Equity Securities of each of the Related Entities regarding the operation and ownership of the Related Entities after Closing, in the Buyer Parties’ sole discretion;

(n) ITI shall have received approval of the transactions contemplated by this Agreement from its principal lending institutions;

(o) The Buyer Parties shall have completed, and shall be satisfied with the results of, their due diligence review of Seller, the Related Entities, the Business and the Purchased Assets, in their sole discretion and the Parties shall have agreed in good faith on any adjustments to the terms of the transactions contemplated by this Agreement (including the Purchase Price and the Escrow Fund) as a result of such diligence;

(p) The landlords of Seller’s Leased Real Property will have approved the assignment of such leases to Buyer on terms substantially similar to the current terms;

(q) The holder of any mortgage, deed of trust, ground or master lease, or any other superior right or interest to any Leased Real Property shall provide a non-disturbance agreement satisfactory to the Buyer Parties;

(r) Seller shall have (i) completed or made good faith efforts to complete the actions required by Section 5.10(a), (ii) Seller shall have conducted the additional soil and groundwater investigation required by Section 5.10(b), and (iii) the following shall have occurred: (A) it shall have been determined that it is not necessary to enroll each property with the LDEQ RECAP or to submit an investigation report for each property pursuant to the requirements of Section 5.10(b), or (B) to the extent that it is necessary that a property be enrolled with the LDEQ RECAP and/or an investigation report be submitted for a property pursuant to the requirements of Section 5.10(b), then (1) LDEQ shall have determined that no additional site investigation and/or remedial activities are necessary in accordance with Section 5.10(c), (2) the Parties shall have mutually agreed on the scope of additional work, costs associated therewith and the party responsible for such costs in accordance with Section 5.10(d), (3) the Parties shall have mutually agreed on any additional site investigation and/or remedial activities that Seller shall conduct following the Closing in accordance with Section 5.10(e), or (4) this clause shall have been deemed to be satisfied in accordance with Sections 5.10(d) or (e);

(s) The Parties shall have reached mutual agreement on the Title Actions pursuant to Section 5.11; and

(t) There shall not have occurred any event which, or any combination of events which collectively, would or, with the passage of time, would reasonably be expected to have a Material Adverse Effect.

The Buyer Parties may waive any condition specified in this Section 7.1 if they execute a writing so stating at or prior to the Closing.

Section 7.2 Conditions to Seller’s Obligation. Seller’s obligation to consummate the transactions to be performed by them in connection with the Closing is subject to satisfaction of each of the following conditions:

(a) the representations and warranties set forth in Article 4 shall be true and correct at and as of the Closing Date, as if made on and as of such date;

(b) The Buyer Parties shall have performed and complied with all of its covenants hereunder in all material respects through the Closing, except to the extent that such covenants are qualified by terms such as “material,” in which case the Buyer Parties shall have performed and complied with all of such covenants in all respects through the Closing;

(c) There shall not be any injunction, judgment, order, decree, ruling, or charge in effect preventing consummation of any of the transactions contemplated by this Agreement;

(d) The Buyer Parties shall have delivered to Seller a certificate duly executed by an authorized representative to the effect that each of the conditions specified in Sections 7.2(a) and (b) is satisfied in all respects;

(e) Buyer shall have delivered to Seller the Assignment Agreement, evidencing the acceptance of the Purchased Assets and the assumption of the Assumed Liabilities by Buyer;

(f) The Buyer Parties shall have delivered to Seller the Transaction Documents, duly executed by the applicable Buyer Party;

(g) Buyer shall have delivered the Purchase Price, including amounts required to be delivered to the Escrow Agent;

(h) The Buyer Parties shall have executed and delivered to Seller a certificate as to: (A) resolutions embodying all corporate actions taken by and on behalf of the Buyer Parties to authorize the execution, delivery and performance of this Agreement; and (B) the incumbency of each officer signing this Agreement or any agreement, document or instrument executed in connection with this Agreement or the transactions contemplated by this Agreement on behalf of the Buyer Parties; and

(i) The Consent of each Relevant Competition Authority shall have been obtained.

Seller may waive any condition specified in this Section 7.2 if Seller executes a writing so stating at or prior to the Closing.

Section 7.3 Financing. ITI may immediately terminate this Agreement by written notice to Seller delivered on or before February 20, 2009, in its sole discretion, if ITI shall not by February 20, 2009 have obtained binding or firm commitments securing for ITI the necessary financing for the transactions contemplated by this Agreement on terms acceptable to ITI in its sole discretion. Upon obtaining any such commitments, ITI shall promptly notify Seller in writing (“Financing Notice”). If ITI fails to terminate this Agreement by February 20, 2009 in accordance with this Section 7.3, then ITI shall be deemed to have waived such right. If ITI fails to provide Seller with a Financing Notice by February 20, 2009 or if ITI notifies Seller prior to February 20, 2009 of ITI’s inability to obtain such binding or firm commitments, then Seller may immediately terminate this Agreement on written notice to the Buyer Parties in Seller’s sole discretion.

Section 7.4 Minority Interests in Related Entities. To the extent that the Buyer Parties enter into agreements with the holders of Equity Securities of any of the Related Entities to acquire Equity Securities of any of the Related Entities (other than those Equity Securities of the Related Entities held by Seller as of the date of this Agreement) (collectively, the “Minority Equity Securities”), then Seller hereby consents to the sale of the Minority Equity Securities to a Buyer Party pursuant to the terms of such agreements and the admittance of a Buyer Party as a limited partner or member (as applicable) of a Related Entity pursuant to the applicable partnership agreement or operating agreement (as applicable) of such Related Entity. Seller hereby waives any rights granted Seller pursuant to any such partnership agreement or operating agreement (as applicable) to purchase the Minority Equity Securities which arise, or may arise, as a result of the transactions contemplated by such agreement between the Buyer Parties and the holders of the Minority Equity Securities in the event of the occurrence of the Closing contemplated in this Agreement.

ARTICLE VIII

Remedies for Breaches of this Agreement

Section 8.1 Survival of Representations and Warranties. The representations and warranties of the parties made or provided for in this Agreement shall survive the Closing for a period of eighteen (18) months; provided, however, that the representations and warranties in Sections 3.1(a) (Organization), 3.2 (Authorization of Transaction), 3.3(a) (Non-Contravention), 3.6(a) (Certain Assets), 4.1 (Organization of Buyer and ITI), 4.2 (Authorization of Transaction) and 4.3 (Non-Contravention) shall survive indefinitely, and the representations and warranties in Sections 3.17 (Benefit Plans), 3.18 (Litigation), 3.21 (Environmental Matters) and 3.22 (Taxes) shall survive through the end of the period for the applicable Statute of Limitations (as defined hereinbelow), plus ninety (90) days. The covenants contained in this Agreement shall survive for the lesser of four (4) years or until they are fully discharged. The representations and warranties in Section 3.9 (Intellectual Property and Technology) shall survive for a period of four (4) years. Claims pursuant to Section 8.2(iii) which involve Fundamental Excluded Liabilities or which are Liabilities identified in Schedules to Section 3.17 (Benefit Plans), Section 3.18 (Litigation), Section 3.21 (Environmental Matters) and Section 3.22 (Taxes) and Claims pursuant to Sections 8.4(iii) and 8.4(iv) may be brought through the end of the period for the applicable Statute of Limitations associated therewith. All other Claims pursuant to Section 8.2 may be brought for a period of eighteen (18) months following the Closing. No Claim for indemnification for breaches of any representation, warranty or covenant may be asserted after the expiration of the applicable survival period set forth in this Section 8.1. So long as an Indemnified Party asserts a Claim for indemnification under and in accordance with this Article 8 for a breach by another Party of any of its representations, warranties or covenants contained in this Agreement prior to the expiration of the applicable survival period set forth in this Section 8.1, such Indemnified Party shall be deemed to have preserved its rights to indemnification under this Article 8 regardless of when such Claim is ultimately liquidated or resolved. For purposes of this Section 8.1, the term “Statute of Limitations”, with respect to any indemnity claim between the parties hereto seeking reimbursement with regards to a third party claim, shall mean the longer of (i) eighteen (18) months or (ii) the applicable statute of limitations of the jurisdiction in which a third party claim with regard to which indemnity is sought hereunder is brought by the third party; provided, however, that as to claims between Buyer and Seller not arising from a third party claim, the term Statute of Limitations shall mean the statute of limitations solely under the laws applicable to this agreement in accordance with Section 10.9 herein.

Section 8.2 Indemnification by Seller. Subject to the provisions of this Article 8, Seller agrees to indemnify, defend and hold harmless Buyer, ITI, their respective Affiliates and their respective officers, directors, representatives and employees (the “Buyer Indemnified Parties”) from and after the Closing, against any and all Claims to the extent such Claims are based upon, arise out of or are related to (i) a breach of any representation or warranty of Seller set forth in this Agreement or any other Transaction Document, (ii) any failure to perform or comply with any of the covenants, conditions or agreements of Seller set forth in this Agreement or any other Transaction Document, (iii) any Excluded Liability, or (iv) Seller’s or the Related Entities’ to the extent Seller had Control thereof, conduct of the Business and ownership of the Purchased Assets prior to Closing.

Section 8.3 Limit on Seller’s Indemnity. Notwithstanding anything to the contrary contained anywhere in this Agreement:

(a) Except as set forth in Section 5.9(c), Seller shall have no obligation to indemnify Buyer Parties pursuant to Section 8.2(i) until Buyer Parties have a Claim or Claims in excess of twenty-five thousand ($25,000) dollars, at which point Seller’s obligation to indemnify shall apply to such Claims in excess of such amount;

(b) Seller’s obligation to indemnify Buyer Parties pursuant to (i) Section 8.2(i) with respect to a breach of the warranties and representations contained in Sections 3.1(a) (Organization), 3.2 (Authorization of Transaction), 3.3(a) (Non-Contravention), 3.6(a) (Certain Assets), 3.17 (Benefit Plans), and 3.22 (Taxes), (ii) Section 8.2(iii) with respect to the Fundamental Liabilities other than those described in Sections 2.3(b)(vi)(A), 2.3(b)(vi)(B), 2.3(b)(ix) and 2.3(b)(xii), and (iii) Liabilities identified in the Schedules to Section 3.17 (Benefit Plans) and Section 3.22 (Taxes), shall be limited, in the aggregate, to the Purchase Price;

(c) Seller’s obligation to indemnify Buyer Parties pursuant to (i) Section 8.2(i) with respect to a breach of any representations or warranties contained in 3.18 (Litigation) and Section 3.21 (Environmental Matters), and (ii) Section 8.2(iii) with respect to those Fundamental Liabilities described in Sections 2.3(b)(vi)(A), 2.3(b)(vi)(B), 2.3(b)(ix) and 2.3(b)(xii), (iii) Liabilities identified in Schedule 3.18 (Litigation) and Schedule 3.21 (Environmental Matters), shall be limited, in the aggregate, to Fifty Million ($50,000,000) dollars;

(d) Seller’s obligations to indemnify Buyer for a breach of all other warranties, representations and covenants under this Agreement shall be limited, in the aggregate, to the amount of the Escrow Fund (and all earnings therefrom) and the Holdback Consideration (to the extent Seller becomes entitled to receive the same) and satisfied therefrom by mutual agreement of the parties or based on a non-appealed judgment from a court of competent jurisdiction; and

(e) Seller’s aggregate liability with respect to Claims addressed by Sections 8.3(b), (c) and (d) shall be limited, in the aggregate, to the Purchase Price.

Section 8.4 Indemnification by the Buyer Parties. Subject to the provisions of this Article 8, the Buyer Parties agree to indemnify, defend and hold harmless Seller, its Affiliates and their respective officers, managers, representatives and employees (the “Seller Indemnified Parties”), from and after the Closing, against any and all Claims to the extent such Claims are based upon, arise out of or are related to (i) a breach of any representation or warranty of a Buyer Party set forth in this Agreement or any other Transaction Document, (ii) any failure to perform or comply with any of the covenants, conditions or agreements of a Buyer Party set forth in this Agreement or any other Transaction Document, (iii) any Assumed Liability, or (iv) Buyer’s conduct of the Business and ownership of the Purchased Assets, including Post-Closing Environmental Liabilities, after the Closing Date.

Section 8.5 Calculation. The amount of each Claim shall be determined only after giving credit for the amount of net monetary benefit, including without limitations, insurance coverage (not including any amounts the indemnified party is required to reimburse to such insurer) and any other payments received by the indemnified party by reason of recompense, contribution, indemnification, or subrogation from any third party, resulting from or attributable to the event, occurrence, state of facts, actions or other circumstance causing or giving rise to any such Claim.

Section 8.6 Indemnification Procedures.

(a) If any third party shall notify any Party (the “Indemnified Party”) with respect to any matter (a “Third Party Claim”) which may give rise to a Claim for indemnification against any other Party (the “Indemnifying Party”) then the Indemnified Party shall promptly (and in any event within 10 Business Days after receiving notice of the Third Party Claim) notify each Indemnifying Party thereof in writing. The failure to notify the Indemnifying Party promptly of a Third Party Claim shall not relieve the Indemnifying Party from its indemnification obligation hereunder, except to the extent that the Indemnifying Party is materially prejudiced thereby.

(b) Any Indemnifying Party will have the right at any time to assume and thereafter conduct the defense of the Third Party Claim with counsel of its choice reasonably satisfactory to the Indemnified Party; provided, however, that the Indemnifying Party shall not waive any defense, cause of action or counterclaim or consent to the entry of any judgment or enter into any settlement with respect to the Third Party Claim without the prior written consent of the Indemnified Party (not to be withheld unreasonably). In the event that the Indemnifying Party assumes the defense as provided in this Section 8.6, the Indemnified Party shall have the right to participate in such defense (including with counsel of its choice), at its own expense, and the Indemnifying Party shall reasonably cooperate with the Indemnified Party in connection with such participation. In the event that the Indemnified Party shall in good faith determine that the Indemnified Party may have available to it one or more defenses or counterclaims that are inconsistent with one or more of those that may be available to the Indemnifying Party in respect of any Third Party Claim or any litigation relating thereto, the Indemnified Party shall have the right at all times to take over and assume control over the defense, settlement, negotiations or litigation relating to any such Third Party Claim at the sole cost of the Indemnifying Party; provided, however, that if the Indemnified Party does so take over and assume control, the Indemnified Party shall not consent to the entry of any judgment or enter into a settlement with respect to such Third Party Claim without the prior written consent of the Indemnifying Party (not to be withheld unreasonably).

(c) Unless and until an Indemnifying Party assumes the defense of the Third Party Claim as provided in Section 8.6(b) above, however, the Indemnified Party may defend against the Third Party Claim in any manner it reasonably may deem appropriate, on behalf of and for the risk of the Indemnifying Party and the Indemnifying Party shall be liable for the reasonable fees and expenses of counsel employed by the Indemnified Party for any period during which the Indemnifying Party has not assumed the defense thereof.

(d) In no event will the Indemnified Party consent to the entry of any judgment or enter into any settlement with respect to the Third Party Claim without the prior written consent of the Indemnifying Party (not to be withheld unreasonably).

(e) The Party assuming the defense under this Section 8.6 shall keep the appropriate Parties reasonably informed regarding the progress and status thereof.

(f) In the event any Indemnified Party should have a Claim against any Indemnifying Party hereunder which does not involve a Third Party Claim, the Indemnified Party shall promptly transmit to the Indemnifying Party a written notice (the “Indemnity Notice”) describing in reasonable detail the nature of the Claim and the basis of the Indemnified Party’s request for indemnification under this Agreement, provided, however, that failure of the Indemnified Party to give the Indemnity Notice will not relieve the Indemnifying Party from liability hereunder unless and solely to the extent that the Indemnifying Party did not otherwise learn of such Claim and such failure results in the forfeiture by the Indemnifying Party of substantial rights and defenses, and will not in any event relieve the Indemnifying Party from any obligations to the Indemnified Party other than the indemnification obligation provided herein.

Section 8.7 Escrow Fund. Subject to the limitations set forth in Section 8.3, all liabilities of Seller under this Article 8 (other than Seller’s obligations to indemnify the Buyer Indemnified Parties pursuant to Sections 8.2(iii)) shall first be paid or reimbursed out of the Escrow Fund. Subject to the limitations set forth in Section 8.3, after exhaustion of the Escrow Fund or upon the release of the Escrow Fund in accordance with the terms of the Escrow Agreement, any claim for indemnification by the Buyer Indemnified Parties shall be satisfied by Seller or the Holdback Consideration.

ARTICLE IX

Termination

Section 9.1 Termination of Agreement. The Parties may terminate this Agreement as provided below:

(a) The Buyer Parties and Seller may terminate this Agreement by mutual written consent at any time prior to the Closing;

(b) By the Buyer Parties in accordance with Section 5.10 and Section 5.11;

(c) By ITI or Seller in accordance with Section 7.3;

(d) The Buyer Parties or Seller may terminate this Agreement if any Governmental Authority shall have enacted, promulgated or issued any statute, rule, regulation, ruling, writ or injunction, or taken any other action, restraining, enjoining or otherwise prohibiting the transactions contemplated hereby and all appeals and means of appeal therefrom have been exhausted;

(e) The Buyer Parties may terminate this Agreement by giving written notice to Seller at any time prior to the Closing (A) if Seller has breached any representation, warranty or covenant contained in this Agreement, such breach would result in the Closing condition set forth in Section 7.1(a) or (b) not being met, a Buyer Party has notified Seller of the breach in writing, and the breach has continued without cure for a period of 30 days after written notice of breach or is incapable of being cured, or (B) if the Closing shall not have occurred on or before February 27, 2009 (with the effective date occurring on or before February 28, 2009), by reason of the failure of any condition precedent under Section 7.1 or 7.2 hereof (unless the failure results primarily from a Buyer Party itself materially breaching any representation, warranty or covenant contained in this Agreement); and

(f) Seller may terminate this Agreement by giving written notice to Buyer at any time prior to the Closing (A) if a Buyer Party has breached any representation, warranty or covenant contained in this Agreement, such breach would result in the Closing condition set forth in Section 7.2(a) or (b) not being met, Seller has notified the Buyer Parties of the breach in writing, and the breach has continued without cure for a period of 30 days after written notice of breach or is incapable of being cured, or (B) if the Closing shall not have occurred on or before February 27, 2009 (with the effective date occurring on or before February 28, 2009), by reason of the failure of any condition precedent under Section 7.1 or 7.2 hereof (unless the failure results primarily from Seller materially breaching any representation, warranty or covenant contained in this Agreement and for purposes of this Section 9.1 only, no environmental condition or issue shall be deemed to be such a breach).

Section 9.2 Effect of Termination. Except as set forth in this Section 9.2, if any Party terminates this Agreement pursuant to Section 9.1 above, all rights and obligations of the Parties hereunder shall terminate without any liability of any Party to any other Party (except for any liability of a Party for a breach which caused the other Party to terminate this Agreement pursuant to Section 9.1(e) or (f)); provided, however, that the Confidentiality Agreement and the provisions of this Section 9.2 and Article 10 shall survive any termination of this Agreement in accordance with their terms.

ARTICLE X

Miscellaneous

Section 10.1 Press Releases and Public Announcements. Prior to the Closing, except as required by applicable Law, including the federal Securities Laws, or listing agreement with any securities exchange, no Party shall, nor shall any Party permit its Affiliates to, make any public announcement in respect of this Agreement or the transactions contemplated hereby without the prior written consent of the other Parties, which consent shall not be unreasonably withheld or delayed. The Parties hereto agree that the initial press release to be issued with respect to the transactions contemplated by this Agreement shall be issued jointly by the Parties immediately after the execution of this Agreement.

Section 10.2 Expenses. Except as otherwise set forth herein or in the other Transaction Documents, whether or not the transactions contemplated by this Agreement and the other Transaction Documents shall be consummated, all fees, costs and expenses incurred by or on behalf of a Party or its Affiliate in connection with this Agreement and the other Transaction Documents and the transactions contemplated hereby and thereby shall be borne by such Party (including all fees of counsel, actuaries, accountants and other consultants and advisors).

Section 10.3 No Third-Party Beneficiaries. Except as provided in Sections 8.2 and 8.4, and 9.1, this Agreement shall not confer any rights or remedies upon any Person other than the Parties and their respective successors and permitted assigns, and nothing contained herein, express or implied, is intended to or shall confer upon any other Person any third-party beneficiary right or any other legal or equitable rights, benefits or remedies of any nature whatsoever under or by reason of this Agreement other than any Person entitled to indemnification under Section 8.2 or Section 8.4.

Section 10.4 Entire Agreement. This Agreement (including the Confidentiality Agreement and the other documents referred to herein) constitutes the entire agreement between the Parties and supersedes any prior understandings, agreements, or representations by or between the Parties, written or oral, to the extent they relate in any way to the subject matter hereof.

Section 10.5 Succession and Assignment. This Agreement shall be binding upon and inure to the benefit of the Parties named herein and their respective successors and permitted assigns. No Party may assign either this Agreement or any of its rights, interest or obligations hereunder without the prior written approval of the other Parties; provided, however, that Buyer may assign any of its rights or obligations under this Agreement to any of its Affiliates upon written notice to Seller, but such assignment shall not constitute a release of Buyer, which shall remain responsible for performing any assigned obligation in the event the assignee fails to perform such obligation. Any purported assignment or delegation in violation of this Section 10.5 shall be null and void.

Section 10.6 Counterparts. This Agreement may be executed in one or more counterparts (including by means of facsimile), each of which shall be deemed an original but all of which together will constitute one and the same instrument. Delivery of an executed counterpart of a signature page to this Agreement by facsimile shall be effective as delivery of an originally executed counterpart to this Agreement.

Section 10.7 Headings. The section headings contained in this Agreement are inserted for convenience only and shall not affect in any way the meaning or interpretation of this Agreement.

Section 10.8 Notices. Any notice, request, demand or other communication required or permitted under this Agreement (each a “notice” for purposes of this Section) shall be in writing and shall be deemed to have been duly given to and received by a Person (i) on the day such notice is personally delivered to such Person, (ii) on the first Business Day after the day on which the notice is deposited with a internationally recognized overnight courier service (delivery charges prepaid), or (iii) when received at the applicable facsimile number set forth below when sent by facsimile (with confirmation of transmission), provided that in the case of clause (ii), the notice is addressed to the intended recipient as set forth below:

If to Seller:	The Bayou Companies, LLC
5200 Curtis Lane
New Iberia, Louisiana 70560
Attn: President
Fax: 337-365-9747

With a copy to:	Stubbs Law Firm, L.L.C.
The Harding Center
1018 Harding Street, Suite 103
LaFayette, Louisiana 70503
Attn: William Stubbs, Jr., Esq.
Fax: 337-233-9771

If to Buyer:	TBC Acquisition Corp.
17988 Edison Avenue
Chesterfield, MO (USA) 63005
Attention: General Counsel
Fax: 636-530-8701

With a copy to:	Insituform Technologies, Inc.
17988 Edison Avenue
Chesterfield, MO (USA) 63005
Attention: General Counsel
Fax: 636-530-8701

and to:	Thompson Coburn LLP
One US Bank Plaza
St. Louis, Missouri 63101
Attention: Robert LaRose, Esq.
Fax: (314) 552-7068

If to ITI:	Insituform Technologies, Inc.
17988 Edison Avenue
Chesterfield, MO (USA) 63005
Attention: General Counsel
Fax: 636-530-8701

With a copy to:	Thompson Coburn LLP
One US Bank Plaza
St. Louis, Missouri 63101
Attention: Robert LaRose, Esq.
Fax: (314) 552-7068

Any Party may change the address to which notices, requests, demands, Claims, and other communications hereunder are to be delivered by giving the other Party notice in the manner herein set forth.

Section 10.9 Governing Law; Venue.

(a) With regards to all matters relating to (i) the Seller obtaining its Purchase Price consideration, being the consideration described in Sections 2.4, 2.5 and 2.6 of this Agreement, including but not limited to all matters pertaining to working capital computations, Holdback Consideration calculations, and escrowed matters (“Seller Consideration Matters”), and (ii) all matters arising between Seller and the Buyer Parties prior to the Closing, this Agreement will be governed by and construed and interpreted in accordance with substantive laws of the state of Louisiana and each Party hereby irrevocably submits to the jurisdiction of the United States District Court for the Middle District of Louisiana (and any court to which an appeal may be taken therefrom) for purposes of any suit, action or other proceeding pertaining to the Seller Consideration Matters.

(b) All matters pertaining to real property, including any Environmental Claim with respect thereto, shall be governed by and construed and interpreted in accordance with the substantive laws of the state in which the real property is located (“Real Property Matters”), and each party hereby irrevocably submits to the jurisdiction of the state or federal court in which the real property pertaining to the Real Property Matters is located (and any court to which an appeal may be taken therefrom) for purposes of any suit, action or other proceeding pertaining to the Real Property Matters.

(c) Other than as set forth in Section 10.9(a) and (b), this Agreement shall be governed by and construed and interpreted in accordance with the substantive laws of the State of Missouri, without giving effect to any choice of law or conflicts of law provision that would cause the application of the laws of a jurisdiction other than Missouri and each Party hereby irrevocably submits to the exclusive jurisdiction of the United States District Court, Eastern District of Missouri (and any court to which an appeal may be taken therefrom) for the purposes of any other suit, action or other proceeding arising out of this Agreement or the subject matter hereof or any of the transactions contemplated hereby brought by either Party. Each Party irrevocably agrees that all Claims in respect of such action or proceeding may be heard and determined in such federal court and hereby irrevocably waives, and agrees not to assert, by way of motion, as a defense, or otherwise, in any such suit, action or proceeding any claim that it is not personally subject to the jurisdiction of the above-named court, that the suit, action or proceeding is brought in an inconvenient forum, that the venue of the suit, action or proceeding is improper or that this Agreement or the subject matter hereof may not be enforced in or by such court.

(d) Each Party consents to the service of process in any suit, action or proceeding by the mailing of copies thereof to such Party at any time at its address to which notices are to be given pursuant to Section 10.8. Each Party agrees that its submission to jurisdiction and consent to service of process by mail is made for the express benefit of the other Parties. Final judgment against any Party in any such suit, action or proceeding shall be conclusive, and may be enforced in any other jurisdiction (i) by suit, action or proceeding on the judgment, a certified or true copy of which shall be conclusive evidence of the fact and the amount of liability of the party therein described or (ii) in any other manner provided by or pursuant to the laws of such other jurisdiction.

Section 10.10 Amendments and Waivers. No amendment of any provision of this Agreement shall be valid unless the same shall be in writing and signed by each of the Parties, and appropriately notarized to the extent required by applicable law. No waiver by any Party of any provision of this Agreement or any default, misrepresentation or breach of warranty or covenant hereunder, whether intentional or not, shall be valid unless the same shall be in writing and signed by the Party making such waiver, nor shall such waiver be deemed to extend to any prior or subsequent default, misrepresentation, or breach of warranty or covenant hereunder or affect in any way any rights arising by virtue of any prior or subsequent such occurrence.

Section 10.11 Severability. Any term or provision of this Agreement that is invalid or unenforceable in any situation in any jurisdiction shall not affect the validity or enforceability of the remaining terms and provisions hereof or the validity or enforceability of the offending term or provision in any other situation or in any other jurisdiction.

Section 10.12 Construction. The Parties have participated jointly in the negotiation and drafting of this Agreement. In the event an ambiguity or question of intent or interpretation arises, this Agreement shall be construed as if drafted jointly by the Parties and no presumption or burden of proof shall arise favoring or disfavoring any Party by virtue of the authorship of any of the provisions of this Agreement. Any reference to any federal, state or local or foreign statute or law shall be deemed also to refer to all rules and regulations promulgated thereunder, unless the context requires otherwise. The word “including” shall mean including without limitation.

Section 10.13 Incorporation of Exhibits, Annexes, and Schedules. The Exhibits and Schedules identified in this Agreement are incorporated herein by reference and made a part hereof. Any disclosure made on any Schedule to this Agreement may be made by reference to another Schedule to this Agreement.

Section 10.14 Specific Performance. Each Party acknowledges and agrees that the other Parties would be irreparably injured if any of the provisions of this Agreement are not performed in accordance with their specific terms and that money damages may not or would not be an adequate remedy in such event. Therefore, the non-breaching Party will be entitled to specific performance of this Agreement and injunctive or other equitable relief to prevent breaches of this Agreement and to specifically enforce the provisions hereof. Each Party agrees to waive any requirement for the securing or posting of any bond in connection with any such remedy.

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IN WITNESS WHEREOF, the Parties have executed this Agreement as of the date first above written.

ITI:

INSITUFORM TECHNOLOGIES, INC.

By	/s/ J. Joseph Burgess

Name:	J. Joseph Burgess

Title:	President & Chief Executive Officer

BUYER:

TBC ACQUISITION CORP.

By	/s/ J. Joseph Burgess

Name:	J. Joseph Burgess

Title:	President & Chief Executive Officer

SELLER:

THE BAYOU COMPANIES, LLC

By	/s/ James T. Shea

Name:	James T. Shea

Title:	Managing Partner

EXHIBIT A

Form of Assignment Agreement

EXHIBIT B

Form of FIRPTA Affidavit

EXHIBIT C

Form of Escrow Agreement

EXHIBIT D

State	County/Parish
Alabama	Franklin
Jefferson
Mobile
Morgan
Arizona	Maricopa
Arkansas	Mississippi
Pulaski
White
Colorado	Adams
Denver
La Plata
Delaware	New Castle
Florida	Collier
Duval
Hernando
Hillsborough
Lee
Georgia	Chatham
Illinois	Cook
Fayette
Gallatin
Macoupin
Madison
Iowa	Dubuque
Kentucky	Barren
Boyd
Daviess
McCracken
Louisiana	Acadia
Allen
Ascension
Assumption
Bienville
Bossier Parish
Caddo
Calcasieu
Cameron
Concordia
Dallas

State	County/Parish
East Baton Rouge
Evangeline
Iberia
Iberville
Jefferson
Jefferson Davis
Lafayette
Lafourche
Lincoln
Livingston
Natchitoches
Northumberland
Orleans
Plaquemines
Saint Bernard
Saint Charles
Saint James
Saint Landry
Saint Martin
Saint Mary
Saint Tammany
St. John the Baptist
Tangipahoa
Terrebonne
Vermillion
Washington
West Baton Rouge
Maryland	Anne Arundel
Massachusetts	Jones
Middlesex
Worcester
Michigan	Wayne
Mississippi	Alcorn
Jones
Lamar
Panola
Rankin
Sharkey
Stone
Union
Waco
Wayne

State	County/Parish
Missouri	St. Louis
Montana	Fallon County
New Jersey	Bergen
New Mexico	Eddy
Lea
McKinley
San Juan
New York	New York
North Carolina	Mecklenburg
North Dakota	Renville
Williams
Ohio	Franklin
Hancock
Trumbull
Oklahoma	Carter
Oklahoma
Pittsburg
Tulsa
Pennsylvania	Beaver
Bedford
Tennessee	Wilson
Texas	Anderson
Aransas
Brazos
Brooks
Carter
Chambers
Collin
Ector
Fort Bend
Freestone
Galveston
Gregg
Harris
Hidalgo
Jasper
Jefferson
Jim Wells
Johnson
Leon
Liberty
Montgomery

State	County/Parish
Morris
Neuces
Orange
Panola
Robertson
Rusk
San Patricio
Smith
Tyler
Victoria
Webb
Washington	King
West Virginia	Kanawha

EXHIBIT E

Form of Lease Extension Agreement